                                                                     EXHIBIT 4.6




================================================================================

                                CREDIT AGREEMENT


                                     among


                             FLORSHEIM GROUP INC.,


                                 VARIOUS BANKS


                                      and


                             BANKERS TRUST COMPANY,
                                    as AGENT


                    ________________________________________


                            Dated as of May 9, 1997


                    ________________________________________


                                  $110,000,000

                              TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----

SECTION 1.  Amount and Terms of Credit                                             1
      1.01  The Commitments                                                        1
      1.02  Minimum Amount of Each Borrowing                                       3
      1.03  Notice of Borrowing                                                    3
      1.04  Disbursement of Funds                                                  4
      1.05  Notes                                                                  5
      1.06  Conversions                                                            5
      1.07  Pro Rata Borrowings                                                    6
      1.08  Interest                                                               6
      1.09  Interest Periods                                                       7
      1.10  Increased Costs, Illegality, etc.                                      8
      1.11  Compensation                                                          10
      1.12  Change of Lending Office                                              11
      1.13  Replacement of Banks                                                  11

SECTION 2.  Letters of Credit                                                     12
      2.01  Letters of Credit                                                     12
      2.02  Minimum Stated Amount                                                 14
      2.03  Letter of Credit Requests                                             14
      2.04  Letter of Credit Participations                                       15
      2.05  Agreement to Repay Letter of Credit Drawings and Acceptance
            Payments                                                              17
      2.06  Increased Costs                                                       18

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment                 19
      3.01  Fees                                                                  19
      3.02  Voluntary Termination of Unutilized Commitments                       20
      3.03  Mandatory Reduction of Revolving Loan Commitment                      21
      3.04  Voluntary and Mandatory Reductions to Blocked Commitments             24

SECTION 4.  Prepayments; Payments; Taxes                                          26
      4.01  Voluntary Prepayments                                                 26
      4.02  Mandatory Repayments, Cash Collateralizations and Commitment
            Reductions                                                            27
      4.03  Method and Place of Payment                                           28
      4.04  Net Payments                                                          28

SECTION 5.  Conditions Precedent to Initial Credit Events                         30
      5.01  Execution of Agreement; Notes                                         30
      5.02  Fees, etc.                                                            30
      5.03  Opinions of Counsel                                                   30
      5.04  Corporate Documents; Proceedings; etc.                                30
      5.05  Plans; Existing Indebtedness Agreements; Shareholders'
            Agreements; Management Agreements; Employment Agreements;



                                                                                Page
                                                                                ----
            Collective Bargaining Agreements; Tax Sharing Agreements              31
      5.06  Solvency; Environmental Analyses; Insurance Matters                   32
      5.07  Subsidiary Guaranty                                                   32
      5.08  Pledge Agreement                                                      32
      5.09  Security Agreement                                                    33
      5.10  Mortgages                                                             33
      5.11  Consent Letter                                                        34
      5.12  Adverse Change; Governmental Approvals; etc.                          34
      5.13  Litigation                                                            35
      5.14  Pro Forma Balance Sheet; Financial Statements; Projections            35
      5.15  Existing Indebtedness                                                 36
      5.16  Tender Offer/Consent Solicitations                                    37

SECTION 6.  Conditions Precedent to All Credit Events                             37
      6.01  No Default; Representations and Warranties                            37
      6.02  Notice of Borrowing; Letter of Credit Request                         38

SECTION 7.  Representations, Warranties and Agreements                            38
      7.01  Corporate Status                                                      38
      7.02  Corporate Power and Authority                                         39
      7.03  No Violation                                                          39
      7.04  Governmental Approvals                                                39
      7.05  Financial Statements; Financial Condition; Undisclosed Liabilities;
            Projections; etc.                                                     39
      7.06  Litigation                                                            41
      7.07  True and Complete Disclosure                                          41
      7.08  Use of Proceeds; Margin Regulations                                   41
      7.09  Tax Returns and Payments                                              42
      7.10  Compliance with ERISA                                                 43
      7.11  The Security Documents                                                44
      7.12  Representations and Warranties in Other Documents                     45
      7.13  Properties                                                            45
      7.14  Capitalization                                                        45
      7.15  Subsidiaries                                                          46
      7.16  Compliance with Statutes, etc.                                        46
      7.17  Investment Company Act                                                46
      7.18  Public Utility Holding Company Act                                    46
      7.19  Environmental Matters                                                 46
      7.20  Labor Relations                                                       47
      7.21  Patents, Licenses, Franchises and Formulas                            47
      7.22  Indebtedness                                                          47
      7.23  Transaction                                                           47
      7.24  Inactive Subsidiaries                                                 48

SECTION 8.  Affirmative Covenants                                                 48
      8.01  Information Covenants                                                 48
      8.02  Books, Records and Inspections                                        52



                                    (ii)

                                                                                 Page
                                                                                 ----
      8.03  Maintenance of Property; Insurance                                    52
      8.04  Corporate Franchises                                                  53
      8.05  Compliance with Statutes, etc.                                        53
      8.06  Compliance with Environmental Laws                                    54
      8.07  ERISA                                                                 55
      8.08  End of Fiscal Years; Fiscal Quarters                                  56
      8.09  Performance of Obligations                                            56
      8.10  Payment of Taxes                                                      56
      8.11  Additional Security; Further Assurances; Required Appraisals          56
      8.12  Interest Rate Protection                                              59
      8.13  Ownership of Subsidiaries                                             60
      8.14  Maintenance of Corporate Separateness                                 60

SECTION 9.  Negative Covenants                                                    60
      9.01  Liens                                                                 60
      9.02  Consolidation, Merger, Purchase or Sale of Assets, etc.               63
      9.03  Dividends                                                             66
      9.04  Indebtedness                                                          67
      9.05  Investments; etc.                                                     68
      9.06  Transactions with Affiliates and Unrestricted Subsidiaries            70
      9.07  Capital Expenditures                                                  72
      9.08  Minimum Consolidated EBITDA                                           73
      9.09  Maximum Leverage Ratio                                                73
      9.10  Minimum Consolidated Net Interest Coverage Ratio.                     74
      9.11  Limitation on Modifications of and Payments on Indebtedness;
            Modifications of Certificate of Incorporation, By-Laws and
            Certain Other Agreements, etc.                                        75
      9.12  Limitation on Creation or Acquisition of Subsidiaries and
            Restricted Subsidiaries                                               75
      9.13  Limitation on Issuance of Capital Stock                               76
      9.14  Business                                                              77
      9.15  Limitation on Certain Restrictions on Subsidiaries                    77

SECTION 10.  Events of Default                                                    77
      10.01  Payments                                                             78
      10.02  Representations, etc.                                                78
      10.03  Covenants                                                            78
      10.04  Default Under Other Agreements                                       78
      10.05  Bankruptcy, etc.                                                     78
      10.06  ERISA                                                                79
      10.07  Security Documents                                                   80
      10.08  Subsidiary Guaranty                                                  80
      10.09  Judgments                                                            80
      10.10  Change of Control                                                    80
      10.11  Tax Sharing Agreement                                                80

SECTION 11.  Definitions and Accounting Terms                                     81


                                     (iii)

                                                                                     Page
                                                                                     ----
      11.01  Defined Terms                                                             81

SECTION 12.  The Agent                                                                111
      12.01  Appointment                                                              111
      12.02  Nature of Duties                                                         111
      12.03  Lack of Reliance on the Agent                                            111
      12.04  Certain Rights of the Agent                                              112
      12.05  Reliance                                                                 112
      12.06  Indemnification                                                          112
      12.07  The Agent in its Individual Capacity                                     112
      12.08  Holders                                                                  113
      12.09  Resignation by the Agent                                                 113

SECTION 13.  Miscellaneous                                                            114
      13.01  Payment of Expenses, etc.                                                114
      13.02  Right of Setoff                                                          115
      13.03  Notices                                                                  115
      13.04  Benefit of Agreement                                                     116
      13.05  No Waiver; Remedies Cumulative                                           117
      13.06  Payments Pro Rata                                                        118
      13.07  Calculations; Computations                                               118
      13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL   119
      13.09  Counterparts                                                             120
      13.10  Effectiveness                                                            120
      13.11  Headings Descriptive                                                     120
      13.12  Amendment or Waiver; etc.                                                120
      13.13  Survival                                                                 122
      13.14  Domicile of Loans                                                        122
      13.15  Limitation on Additional Amounts, etc.                                   122
      13.16  Confidentiality                                                          122
      13.17  Register                                                                 123
      13.18  Post Closing Actions                                                     124

                                     (iv)

               SCHEDULE I     Commitments
               SCHEDULE II    Bank Addresses
               SCHEDULE III   Real Properties
               SCHEDULE IV    Subsidiaries
               SCHEDULE V     Existing Indebtedness
               SCHEDULE VI    Insurance
               SCHEDULE VII   Existing Liens
               SCHEDULE VIII  Existing Investments
               SCHEDULE IX    Existing Transactions
               SCHEDULE X     Existing Letters of Credit

               EXHIBIT A      Notice of Borrowing
               EXHIBIT B-1    Revolving Note
               EXHIBIT B-2    Swingline Note
               EXHIBIT C-1    Letter of Credit Service Agreement
               EXHIBIT C-2    Trade Letter of Credit Request
               EXHIBIT C-3    Standby Letter of Credit Request
               EXHIBIT D      Section 4.04(b)(ii) Certificate
               EXHIBIT E      Opinion of Bryan Cave LLP, Special
                               Counsel to Credit Parties
               EXHIBIT F      Officer's Certificate
               EXHIBIT G      Solvency Certificate
               EXHIBIT H      Subsidiary Guaranty
               EXHIBIT I      Pledge Agreement
               EXHIBIT J      Security Agreement
               EXHIBIT K      Consent Letter
               EXHIBIT L      Assignment and Assumption Agreement

                                     (v)

     CREDIT AGREEMENT, dated as of May 9, 1997 among FLORSHEIM GROUP INC., a Delaware corporation (the "Borrower"), the Banks party hereto from time to time, and BANKERS TRUST COMPANY, as Agent (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).


                             W I T N E S S E T H :


     WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facilities provided for herein; and


     NOW, THEREFORE, IT IS AGREED:

     SECTION 1.  Amount and Terms of Credit.

     1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Bank severally agrees, at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make a revolving loan or revolving loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans (i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type,
(ii) may be repaid and reborrowed in accordance with the provisions hereof,
(iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to the product of (x) such Bank's Adjusted Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Adjusted Available Revolving Loan Commitment of such Bank at such time and (iv) shall not exceed for all Banks at any time outstanding that aggregate principal amount which, when added to (x) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Total Available Revolving Loan Commitment at such time.

     (b) Subject to and upon the terms and conditions herein set forth, BTCo in its individual capacity agrees to make at any time and from time to time on and after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a "Swingline Loan" and, collectively, the "Swingline Loans") to the Borrower, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks then outstanding and the Letter of Credit Outstandings at such time, an amount equal to the Adjusted Total Available Revolving Loan Commitment at such time (after giving effect to any reductions to the Adjusted Total Revolving Loan Commitment on such date) and (iv) shall not exceed at any time outstanding the Maximum Swingline Amount.

     (c) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks with a Revolving Loan Commitment (without giving effect to any reductions thereto pursuant to the last paragraph of Section 10) pro rata based on each Bank's Adjusted Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly to BTCo to repay BTCo for such outstanding Swingline Loans. Each such Bank hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Available Revolving Loan Commitment or the Adjusted Total Available Revolving Loan Commitment at such time; provided that, in no event shall such Bank be required to make Revolving Loans in excess of such Bank's Revolving Loan Commitment. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from BTCo such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon its respective Adjusted Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of
Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of BTCo until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay BTCo interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

     1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Revolving Loans shall be not less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000, provided that Mandatory Borrowings shall be made in the amounts required by Section 1.01(c). The aggregate principal amount of each Borrowing of Swingline Loans shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than twelve Borrowings of Eurodollar

Loans.

     1.03 Notice of Borrowing. (a) Whenever the Borrower desires to make a Borrowing hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), an Authorized Representative of the Borrower shall give the Agent at its Notice Office at least one Business Day's prior written (or telephonic notice promptly confirmed in writing) notice of each Base Rate Loan and at least three Business Days' prior written (or telephonic notice promptly confirmed in writing) notice of each Eurodollar Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) (or until 1:00 P.M. (New York time) in the case of a Borrowing of Base Rate Loans) on such day. Each such written notice or written confirmation of telephonic notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day) and whether the Revolving Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Agent shall promptly give each Bank notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

     (b) (i) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, an Authorized Representative of the Borrower shall give BTCo not later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

     (ii)  Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in
Section 1.01(c).

     (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing, the Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Agent in good faith to be from an Authorized Representative of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice of such Borrowing.

     1.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 3:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 1:00 P.M. (New York time) on the date specified in Section 1.01(c)), each Bank will make available its pro rata portion of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof). All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Agent, and the Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Banks (prior to 2:00 P.M. (New York time)) on such day, to the extent of funds actually received by the Agent prior to 1:00 P.M. (New York time) on such day). Unless the Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower to immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Loans hereunder.

     1.05 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced (i) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (ii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the "Swingline Note").

     (b) The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to such Bank or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

     (c) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to BTCo or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby,
(vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

     (d) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower's obligations in respect of such Loans.

     1.06 Conversions. The Borrower shall have the option to convert, on any Business Day occurring after the Initial Borrowing Date, all or a portion equal to at least $1,000,000 (and, if greater, in an integral multiple of $500,000), of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02 and (iv) Swingline Loans may not be converted pursuant to this Section 1.06. Each such conversion shall be effected by the Borrower by giving the Agent at its Notice Office prior to 1:00 P.M. (New York time) at least three Business Days' prior notice (each a "Notice of Conversion") specifying the Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such Revolving Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Revolving Loans.

     1.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their Revolving Loan Commitments, provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the Banks pro rata on the basis of their Adjusted Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

     1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

     (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

     (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of
(x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans from time to time and (y) the rate which is 2% in excess of the rate then borne by such Loans, in each case with such interest to be payable by the Borrower on demand.

     (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (iii) in respect of each Eurodollar Loan, on any repayment or prepayment (on the amount repaid or prepaid) and (iv) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

     (e) Upon each Interest Determination Date, the Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

     1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by having an Authorized Representative of the Borrower give the Agent notice thereof, the interest period (each an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period, provided that:

           (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

           (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Revolving Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

           (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

           (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

           (v) no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;

           (vi) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Maturity Date; and

           (vii) no Interest Period in respect of any Borrowing of Revolving Loans shall be selected which extends beyond any date upon which a Scheduled Commitment Reduction will be required to be made under Section 3.03(c) if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Revolving Loans maintained as Eurodollar Loans which have Interest Periods expiring after such date would be in excess of the aggregate principal amount of Loans permitted to be outstanding after such Scheduled Commitment Reduction.

     If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or are not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

     1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

           (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

           (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Bank of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Bank, or any franchise tax based on the net income or net profits of such Bank, in either case pursuant to the laws of the United States of America, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to
      Section 4.04(a), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances since the date of this Agreement affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market (except as a result of a deterioration in the creditworthiness of such Bank subsequent to the date hereof); or

           (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to, subject to the provisions of Section 13.15 (to the extent applicable), pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause
(iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Agent and each Bank agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Bank, the Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Bank, the obligations of such Bank to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein shall be reinstated.

     (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

     (c) If at any time after the date of this Agreement any Bank determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank or such other corporation for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this
Section 1.10(c), will give written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts.

     1.11  Compensation.  The Borrower agrees, subject to the provisions of
Section 13.15 (to the extent applicable), to compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding any loss of anticipated profit) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto;
(iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b).

     1.12 Change of Lending Office. Each Bank agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii),
Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Bank provided in Sections 1.10, 2.06 and 4.04.

     1.13 Replacement of Banks. (x) If any Bank becomes a Defaulting Bank or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings,
(y) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks or (z) as provided in Section 13.12(b) in the case of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to either replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank") reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Revolving Loan Commitments and outstanding Revolving Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (y) BTCo an amount equal to such Replaced Bank's Adjusted Percentage (for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced
Bank) of (1) any Unpaid Drawing (which at such time remains an Unpaid Drawing) and (2) any portion of any Swingline Loan for which BTCo has given a notice of a Mandatory Borrowing pursuant to Section 1.01(c) and such Replaced Bank has not provided a Revolving Loan which it was obligated to provide to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (b) relating to any Revolving Loans and/or Revolving Loan Commitments of the respective Replaced Bank which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Revolving Note executed by the Borrower, (x) the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Bank and (y) in the case of a replacement of a Defaulting Bank with a Non-Defaulting Bank, the Adjusted Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement (and to give effect to the replacement of a Defaulting Bank with one or more Non-Defaulting Banks).

     SECTION 2.  Letters of Credit.

     2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that any Issuing Bank issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the Maturity Date, for the account of the Borrower, one or more irrevocable letters of credit denominated in Dollars or, in the case of Trade Letters of Credit, through the creation thereunder by the respective Issuing Bank of acceptances or any other customary agreement or method for providing for deferred payment under letters of credit ("Acceptances"), and otherwise in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such letter of credit, a "Letter of Credit") in support of obligations described in the definitions of Standby Letter of Credit or Trade Letter of Credit and any other obligations of the Borrower that are reasonably acceptable to the Agent and otherwise permitted to exist pursuant to this Agreement. On the Initial Borrowing Date, concurrent with the consummation of the Refinancing contemplated by Section
5.15 all Existing Letters of Credit shall be deemed to have been issued under this Agreement and shall for all purposes constitute "Letters of Credit" hereunder.

     (b) Each Issuing Bank may agree, in its sole discretion, and BTCo hereby agrees that in the event a requested Letter of Credit is not issued by one of the other Issuing

Banks, it will (subject to the terms and conditions contained herein), at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit in support of such obligations described in the definitions of Standby Letter of Credit and Trade Letter of Credit of the Borrower or any of their Restricted Subsidiaries as is permitted to exist pursuant to this Agreement without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Bank shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

           (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank in good faith deems material to it; or

           (ii) such Issuing Bank shall have received notice from any Bank prior to the issuance of such Letter of Credit of the type described in the penultimate sentence of Section 2.03(b).

     (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $20,000,000 (or, $10,000,000 in the case of time Letters of Credit issued in contemplation of Acceptances) or (y) when added to the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks and then outstanding and Swingline Loans then outstanding, an amount equal to the Adjusted Total Available Revolving Loan Commitment at such time, (ii) no Acceptance shall be created the Stated Amount of which, when added to the amount of all Acceptances outstanding at such time, would exceed $10,000,000;
(iii) each Letter of Credit shall by its terms terminate or be terminable by the Issuing Bank on such date that would result in all drawings thereunder, or any Acceptances created thereunder, being funded pursuant to the terms thereof prior to (x) (A) in the case of Standby Letters of Credit, the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the Maturity Date, on terms acceptable to the Issuing Bank thereof) and (B) in the case of Trade Letters of Credit, the date which occurs six months (or up to one year with the consent of the respective Issuing Bank) after the date of the issuance thereof or (y) (A) in the case of Standby Letters of Credit, the date which is five Business Days prior to the Maturity Date and (B) in the case of Trade Letters of Credit, the date which is thirty Business Days prior to the Maturity Date and (iv) each Acceptance shall by its terms mature not later than the date which is thirty Business Days prior to the Maturity Date.

     2.02 Minimum Stated Amount. The Stated Amount of each Letter of Credit shall be not less than $10,000 or such lesser amount as is acceptable to the respective Issuing

Bank.

     2.03 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued by the Agent as Issuing Bank for its account, it shall have (i) executed and delivered the Letter of Credit Service Agreement in the form of Exhibit C-1 attached hereto (as amended, modified or supplemented from time to time, the "Letter of Credit Service Agreement"), which Letter of Credit Service Agreement shall be in full force and effect and (ii) made a request for the issuance of such Letter of Credit in accordance with the terms of the Letter of Credit Service Agreement. Whenever the Borrower desires that a Trade Letter of Credit be issued by an Issuing Bank other than the Agent for its account, it shall have (x) executed and delivered to the respective Issuing Bank (with copies having been sent to the Agent) at least five Business Days (or such shorter period as may be acceptable to such Issuing Bank) prior to the issuance thereof, a Trade Letter of Credit Request in the form of Exhibit C-2 attached hereto (each a "Trade Letter of Credit Request") and (y) completed and executed a letter of credit application in the form customarily used by such Issuing Bank for Trade Letters of Credit or in such other form as the Issuing Bank shall request. Whenever the Borrower desires that a Standby Letter of Credit be issued by an Issuing Bank other than the Agent for its account it shall have executed and delivered to the respective Issuing Bank (with copies having been sent to the Agent) at least five Business Days (or such shorter period as may be acceptable to such Issuing Bank) prior to the issuance thereof, a Standby Letter of Credit Request in the form of Exhibit C-3 attached hereto (each a "Standby Letter of Credit Request"). Letter of Credit Requests shall be given in writing, or in the case of requests of Trade Letters of Credit, by telephone, if promptly confirmed in writing, or, if the Agent is the Issuing Bank, as otherwise provided in the Letter of Credit Service Agreement, provided that (I) if the express provisions of any letter of credit application conflict with the express provisions of this Agreement, the provisions of this Agreement shall control to the extent of such conflict and (II) no event (other than the failure to reimburse Letter of Credit Drawings as provided for in
Section 2.05) which constitutes a default under any application shall constitute an Event of Default hereunder solely by reason of any default provisions contained in such application.

     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the respective Issuing Bank has received notice from any Bank before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Bank may issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank's usual and customary practices. In the case of Standby Letters of Credit, upon issuance, such Issuing Bank shall promptly notify each Bank of such issuance.

     2.04 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Bank, other than such Issuing Bank (each such Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Adjusted Percentage in such Letter of Credit, each drawing made thereunder and Acceptances created thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or Adjusted Percentages of the Banks pursuant to Section 1.13 or 13.04 or as a result of a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit, Acceptances and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Adjusted Percentages of the assignor and assignee Bank or of all Banks with Revolving Loan Commitments, as the case may be.

     (b) In determining whether to pay or create an Acceptance under any Letter of Credit, such Issuing Bank shall have no obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower or any Bank.

     (c) In the event that any Issuing Bank makes any payment under any Letter of Credit issued by it or any Acceptance created thereunder and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to
Section 2.05(a), such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Bank the amount of such Participant's Adjusted Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to such Issuing Bank in Dollars such Participant's Adjusted Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted Percentage of the amount of such payment available to such Issuing Bank, such Participant agrees to pay to such Issuing Bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to such Issuing Bank its Adjusted Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Bank its Adjusted Percentage of any Letter of Credit or Acceptance created thereunder on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Bank such other Participant's Adjusted Percentage of any such payment.

     (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to each Participant which has paid its Adjusted Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

     (e) (i) In the case of Standby Letters of Credit, the Agent shall deliver to each Participant copies of each Standby Letter of Credit upon issuance and any amendments thereto as they occur, as furnished to the Agent by the Issuing Bank.

     (ii) In the case of Trade Letters of Credit, when the Agent is not the Issuing Bank, then the Issuing Bank is to send to the Agent, promptly on the first business day of each week, by telefax, their daily outstanding Trade Letters of Credit balances for the previous week. The Agent shall deliver to each Bank upon each calendar month end and upon each Letter of Credit fee payment a report setting forth for such period the aggregate daily amount available to be drawn under Trade Letters of Credit issued by all Issuing Banks that were outstanding during such period.

     (f) The obligations of the Participants to make payments to each Issuing Bank with respect to Letters of Credit and Acceptances issued thereunder shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

           (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

           (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any holder of an Acceptance, the Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, any Acceptance, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

           (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

           (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

           (v) the occurrence of any Default or Event of Default.

     2.05 Agreement to Repay Letter of Credit Drawings and Acceptance Payments. (a) The Borrower hereby agrees to reimburse the respective Issuing Bank, by making payment to the Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Bank under any Letter of Credit or Acceptance created thereunder (each such amount, so paid until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank was reimbursed by the Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans, provided, however, to the extent such amounts are not reimbursed prior to 1:00 P.M. (New York time) on the second Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by the Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans plus 2%, in each such case, with interest to be payable by the Borrower on demand. The respective Issuing Bank shall give the Borrower prompt notice of each Drawing under any Letter of Credit or payment under any Acceptance created thereunder, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder.

     (b) The obligations of the Borrower under this Section 2.05 to reimburse the respective Issuing Bank with respect to drawings on Letters of Credit and payments under any Acceptance created thereunder (each, a "Drawing") (including interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Bank (including in its capacity as issuer of the Letter of Credit or as Participant), or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Bank's only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit or any Acceptance created thereunder if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower.

     2.06 Increased Costs. If at any time after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law), or any change in generally acceptable accounting principles, shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued, or Acceptances created, by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement, any Letter of Credit or any Acceptance created thereunder; and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit or any Acceptance created thereunder, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit and Acceptances created thereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Bank or such Participant, or any franchise tax based on the net income or net profits of such Bank or Participant, in either case pursuant to the laws of the United States of America, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04(a), then, upon demand to the Borrower by such Issuing Bank or any Participant (a copy of which demand shall be sent by such Issuing Bank or such Participant to the Agent) and subject to the provisions of Section 13.15 (to the extent applicable), the Borrower agrees to pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant. The certificate required to be delivered pursuant to this
Section 2.06 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrower.

     SECTION 3.  Commitment Commission; Fees; Reductions of Commitment.

     3.01 Fees. (a) The Borrower agrees to pay to the Agent for distribution to each Non-Defaulting Bank with a Revolving Loan Commitment a commitment commission (the "Commitment Commission") for the period from the Effective Date to but excluding the Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), equal to the sum of (x) the product of the Applicable Commitment Commission Percentage, as in effect from time to time, for each day, on the daily average Unutilized Available Revolving Loan Commitment of such Non-Defaulting Bank plus (y) the product of 50% of the Applicable Commitment Commission Percentage, as then in effect from time to time, for each day, on such Non-Defaulting Bank's Adjusted Percentage of the daily average Senior Notes Blocked Commitment. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

     (b) The Borrower agrees to pay to the Agent for pro rata distribution to each Non-Defaulting Bank a fee in respect of (x) each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit to the termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans as in effect from time to time on the daily Stated Amount of such Letter of Credit and (y) each Acceptance (the "Acceptance Fee") for the period from and including the date of creation of such Acceptance to and including the maturity of such Acceptance, computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans as in effect from time to time on the daily Stated Amount of such Acceptance. Accrued Letter of Credit Fees and Acceptance Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit or Acceptances remain outstanding.

     (c) The Borrower agrees to pay to the respective Issuing Bank, for its own account, a facing fee in respect of (x) each Standby Letter of Credit issued for its account hereunder (the "Letter of Credit Facing Fee") for the period from and including the date of issuance of such Standby Letter of Credit to and including the termination of such Standby Letter of Credit, computed at a rate equal to 1/8 of 1% per annum of the daily Stated Amount of such Standby Letter of Credit, provided that in any event the minimum amount of the Letter of Credit Facing Fee payable in any 12 month period for any Standby Letter of Credit shall be $500 (it being agreed that, on each anniversary of the issuance of any Standby Letter of Credit or upon any earlier termination or expiration of a Standby Letter of Credit, if $500 exceeds the amount of Letter of Credit Facing Fees theretofore paid or then accrued with respect to such Standby Letter of Credit, in either case after the date of the issuance thereof or, if later, after the date of the last anniversary of the issuance thereof (but excluding any amounts paid after such anniversary with respect to periods ending on or prior to such anniversary, including, without limitation, as a result of the operation of this parenthetical), the amount of such excess shall be payable on the next date upon which accrued Letter of Credit Facing Fees are otherwise payable with respect to Standby Letters of Credit as provided in the following sentence) and (y) each Acceptance created by it (the "Acceptance Facing Fee," and together with the Letter of Credit Facing Fees, the "Facing Fees") for the period from and including the date of creation of such Acceptance to and including the maturity of such Acceptance, computed at a rate equal to 1/8 of 1% per annum of the daily Stated Amount of such Acceptance. Accrued Facing Fees shall be due and pay-able quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment has been terminated and all Letters of Credit and Acceptances have been terminated in accordance with their terms.

     (d) The Borrower agrees to pay, upon each drawing under, issuance of, or amendment to any Letter of Credit, such amount as shall at the time of such event be the administrative charge and out-of-pocket expenses which the respective Issuing Bank is generally imposing in connection with such occurrence with respect to letters of credit.

     (e) The Borrower agrees to pay to the Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Agent.

     3.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least two Business Days' prior notice from an Authorized Representative of the Borrower to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part, in integral multiples of $1,000,000, provided that (i) at the time of any reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 3.02(a), the amount of such reduction (or such lesser amount as may be elected by the Borrower) may be applied by the Borrower to reduce the General Blocked Commitment and/or the Senior Notes Blocked Commitment, in each case as theretofore in effect, in accordance with the provisions of Section 3.04(c) hereof, (ii) each reduction to the Total Unutilized Revolving Loan Commitment pursuant to this Section 3.02(a) shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Bank, (iii) the reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the outstanding Revolving Loans of any Bank, when added to its Adjusted Percentage of outstanding Swingline Loans and Letter of Credit Outstandings, to exceed the Adjusted Available Revolving Loan Commitment of such Bank as same will be in effect immediately after giving effect to such reduction and (iv) such reduction shall be applied to reduce the then remaining Scheduled Commitment Reductions in the direct order of maturity after giving effect to all prior reductions thereto.

     (b) In the event of certain refusals by a Bank as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, subject to its compliance with the requirements of said Section 13.12(b), upon five Business Days' written notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) terminate all of the Revolving Loan Commitment of such Bank so long as all Revolving Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Bank are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such repaid Bank.

     3.03 Mandatory Reduction of Revolving Loan Commitment. (a) The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on June 30, 1997 unless the Initial Borrowing Date shall have occurred on or prior to such date.

     (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on the Maturity Date.

     (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date set forth below, the Total Revolving Loan Commitment shall be permanently reduced by the amount set forth opposite such date (each such reduction, as same may be further reduced in accordance with Sections 3.02 and 3.03(h), a "Scheduled Commitment Reduction"):



                Scheduled Commitment Reduction Date    Amount
                -----------------------------------    ------

                April 28, 2000                       $10,000,000
                April 30, 2001                       $25,000,000
                Maturity Date                        $75,000,000


     (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date after the Initial Borrowing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness for borrowed money (excluding proceeds of Indebtedness under this Agreement, and excluding Indebtedness permitted to be incurred pursuant to
Section 9.04, as originally in effect), an amount equal to 100% (or 50% of the proceeds of Permitted Subordinated Indebtedness, if the Leverage Ratio, after giving effect to the respective debt incurrence, is less than 3.0:1.0, so long as no Default or Event of Default exists on the date of the respective incurrence of debt) of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied as a mandatory reduction to the Total Revolving Loan Commitment in accordance with the requirements of Sections 3.03(h) and
(i).

     (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 3.03, on each date after the Initial Borrowing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any sale or issuance of its equity, an amount equal to 50% (or 0% if the Leverage Ratio, after giving effect to the respective equity issuance, is less than 3.50:1.00) of the Net Cash Proceeds of the respective sale or issuance shall be applied as a mandatory reduction to the Total Revolving Loan Commitment in accordance with the requirements of Sections 3.03(h) and (i).

     (f) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date after the Initial Borrowing Date upon which the Borrower or any of its Restricted Subsidiaries receives proceeds from any sale or other disposition of assets (including capital stock and securities held thereby, but excluding (i) sales or transfers of inventory in the ordinary course of business, (ii) sales or transfers of assets with a fair market value less than (A) $250,000 per such sale or disposition (or in a series of related sales or dispositions) and (B) with respect to any sale or transfer in an amount in excess of the amount referred to in clause (A) above, $1,000,000 in the aggregate for all such transfers in any Fiscal Year and (iii) sales or transfers of assets permitted pursuant to Sections 9.02(ii)(w), (iii) and (v)), an amount equal to 80% of the Net Sale Proceeds therefrom shall be applied as a mandatory reduction to the Total Revolving Loan Commitment in accordance with the requirements of Sections 3.03(h) and (i).

     (g) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, within 10 days following each date after the Initial Borrowing Date on which the Borrower or any of its Restricted Subsidiaries receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than (A) $100,000 per each Recovery Event and
(B) with respect to any Recovery Event with proceeds in excess of the amount referred to in clause (A) above, $1,000,000 in the aggregate for all such Recovery Events in any Fiscal Year), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses, and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory reduction to the Total Revolving Loan Commitment in accordance with the requirements of Sections 3.03(h) and (i)), provided that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $5,000,000, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Representative of the Borrower has delivered a certificate to the Agent on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $5,000,000, (b) the amount of such proceeds, together with other cash available to the Borrower and permitted to be spent by it or its Restricted Subsidiaries on Capital Expenditures during the relevant period pursuant to Section 9.07, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such proceeds were paid as determined by the Borrower and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Agent may reasonably request, (c) an Authorized Representative of the Borrower has delivered to the Agent a certificate on or prior to the date the application would otherwise be required pursuant to this
Section 3.03(g) in the form described in clause (x) above and also certifying its determination as required by preceding clause (b) and certifying the sufficiency of business interruption insurance as required by succeeding clause
(d), and (d) an Authorized Representative of the Borrower has delivered to the Agent such evidence as the Agent may reasonably request in form and substance reasonably satisfactory to the Agent establishing that the Borrower has sufficient business interruption insurance and that the Borrower will receive payment thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of the Borrower (including, without limitation, all debt service requirements, including pursuant to this Agreement) without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $5,000,000 shall be deposited with the Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Agent whereby such proceeds shall be disbursed to the Borrower from time to time as needed to pay actual costs incurred by them in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Banks may direct the Agent (in which case the Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to the Security Agreement, and provided further, that if all or any portion of such proceeds not required to be applied to the reduction of commitment pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either (A) not so used or committed to be so used within one year after the date of the respective Recovery Event or (B) if committed to be used within one year after the date of receipt of such Net Sale Proceeds and not so used within 18 months after the date of respective Recovery Event then, in either such case, such remaining portion not used or committed to be used in the case of preceding clause (A) and not used in the case of preceding clause (B) shall be applied on the date which is the first anniversary of the date of the respective Recovery Event in the case of clause (A) above or the date occurring 18 months after the date of the respective Recovery Event in the case of clause
(B) above as a mandatory reduction to the Total Revolving Loan Commitment in accordance with the requirements of Sections 3.03(h) and (i).

     (h) Any amount required to be applied to reduce the Total Revolving Loan Commitment pursuant to this Section 3.03 (other than Scheduled Commitment Reductions pursuant to Section 3.03(c)) shall be applied to reduce the then remaining Scheduled Commitment Reductions on a pro rata basis (based upon the then remaining principal amounts of Scheduled Commitment Reductions after giving effect to all prior reductions thereto).

     (i) Each reduction to the Total Revolving Loan Commitment pursuant to this Section 3.03 shall be applied proportionately to reduce the Revolving Loan Commitment of each Bank.

     3.04 Voluntary and Mandatory Reductions to Blocked Commitments. (a) At any time and from time to time prior to December 31, 1998, the Borrower may, by the delivery to the Agent of a certificate signed by any Authorized Representative, reduce, in whole or in part, the amount of the General Blocked Commitment, provided that any partial reduction to the General Blocked Commitment shall be in the amount of at least $5,000,000 and, if greater, shall be in integral multiples of $1,000,000; provided further that (x) no reduction may be made to the General Blocked Commitment pursuant to this Section 3.04(a) at any time that the Senior Notes Blocked Commitment exceeds the aggregate principal amount of Senior Notes then outstanding (in which event, the Senior Notes Blocked Commitment will be required to be reduced pursuant to following
Section 3.04(b) to the extent of such excess prior to any further reduction to the General Blocked Commitment pursuant to this Section 3.04(a)) and (y) if at the time of any reduction to the General Blocked Commitment pursuant to this clause (a) the amount of the Senior Notes Blocked Commitment at such time is in excess $0, the certificate delivered pursuant to this clause (a) shall be required to contain a certification (which shall be deemed to be a representation and warranty by the Borrower for the purposes of this Agreement) to the effect that no proceeds of Loans made available as a result of the reduction to the General Blocked Commitment shall be used to pay principal amounts of Senior Notes in connection with any purchase or redemption of any Senior Notes. The reductions to the General Blocked Commitment pursuant to this clause (a) shall not result in any reduction to the Total Revolving Loan Commitment (reductions in the latter being governed by Section 3.02).

     (b) At any time and from time to time prior to December 31, 1998, the Borrower may, by the delivery to the Agent of a certificate signed by any Authorized Representative, reduce, in whole or in part, the amount of the Senior Notes Blocked Commitment, provided that any partial reduction to the Senior Notes Blocked Commitment shall be in the amount of at least $1,000,000 and, if greater, shall be in integral multiples of $1,000,000. The reductions to the Senior Notes Blocked Commitment pursuant to this clause (b) shall not result in any reduction to the Total Revolving Loan Commitment (reductions in the latter being governed by Section 3.02).

     (c) In addition to reductions effected pursuant to preceding clauses (a) and (b), in connection with any voluntary reduction of the Total Unutilized Revolving Loan Commitment pursuant to Section 3.02(a), the Borrower may, by delivering to the Agent a certificate signed by any Authorized Representative, reduce the Total Blocked Commitment by an amount (which shall be specified in the respective Authorized Representative's certificate) which does not exceed the amount of the reduction to the Total Unutilized Revolving Loan Commitment then being effected pursuant to Section 3.02(a), in which case the Total Blocked Commitment shall be reduced by the amount specified in the respective Authorized Representative's certificate, which reduction shall be applied to reduce the General Blocked Commitment and/or the Senior Notes Blocked Commitment (so long as the total reductions thereto do not exceed the reduction to the Total Blocked Commitment then being effected) on the basis specified in the respective certificate of the Authorized Representative.

     (d) In addition to the foregoing reductions, on December 31, 1998, each of the General Blocked Commitment and the Senior Notes Blocked Commitment, in each case to the extent then in effect, shall be reduced to $0.

     (e) At the time of each reduction to the General Blocked Commitment or Senior Notes Blocked Commitment (excluding reductions pursuant to preceding clause (c)), the Borrower shall pay to the Agent such fees as have been separately agreed between the Borrower and the Agent prior to the execution of this Agreement.

     SECTION 4.  Prepayments; Payments; Taxes.

     4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) an Authorized Representative of the Borrower shall give the Agent prior to 1:00 P.M. (New York time) at its Notice Office (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of the Borrower's intent to prepay Base Rate Loans (or same day notice in the case of Swingline Loans provided such notice is given prior to 12:00 Noon (New York time)) and
(y) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of their intent to prepay Eurodollar Loans, whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or $500,000 in the case of Swingline Loans), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11; and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower's election in connection with any prepayment of Revolving Loans, such prepayment shall not be applied to the prepayment of Revolving Loans of a Defaulting Bank.

     (b) In the event of certain refusals by a Bank as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, upon five Business Days' written notice by an Authorized
Representative of the Borrower to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Bank in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (A) the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained.

     4.02 Mandatory Repayments, Cash Collateralizations and Commitment Reductions. (a)(i) On any day on which the sum of the aggregate outstanding principal amount of the Revolving Loans made by Non-Defaulting Banks, Swingline Loans and the Letter of Credit Outstandings exceeds the Adjusted Total Available Revolving Loan Commitment as then in effect, the Borrower agrees to prepay principal of Swingline Loans and, after the Swingline Loans have been repaid in full, Revolving Loans of Non-Defaulting Banks in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans of Non-Defaulting Banks, the aggregate amount of the Letter of Credit Outstandings exceeds the Adjusted Total Available Revolving Loan Commitment as then in effect, the Borrower agrees to pay to the Agent at the Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrower to Non-Defaulting Banks hereunder in a cash collateral account to be established by the Agent.

     (ii) On any day on which the aggregate outstanding principal amount of the Revolving Loans made by any Defaulting Bank exceeds the Available Revolving Loan Commitment of such Defaulting Bank, the Borrower shall prepay principal of Revolving Loans of such Defaulting Bank in an amount equal to such excess.

     (b) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full;
(ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of Loans required by this Section 4.02 shall, except as otherwise expressly set forth in Section 4.02(a), be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

     (c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Revolving Loans shall be repaid in full on the Maturity Date and (ii) all then outstanding Swingline Loans shall be repaid on the Swingline Expiry Date.

     4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Any payments received by the Agent after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

     4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imports, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

     (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Agent on or prior to the Initial Borrowing Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to
Section 1.13 or 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Initial Borrowing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Agent that such Form or Certificate is no longer required to be filed or that the Bank is no longer entitled to an exemption pursuant to (including a change in) any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if
(I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in
Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

     (c)  The provisions of this Section 4.04 are subject to the provisions of
Section 13.15 (to the extent applicable).

     SECTION 5. Conditions Precedent to Initial Credit Events. The obligation of each Bank to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

     5.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date (i) this Agreement shall have been executed and delivered as provided in
Section 13.10
and (ii) there shall have been delivered to the Agent for the account of each of the Banks the appropriate Revolving Note executed by the Borrower, and to BTCo the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

     5.02 Fees, etc. On the Initial Borrowing Date, all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Agent and the Banks shall have been paid to the extent then due.

     5.03 Opinions of Counsel. On the Initial Borrowing Date, the Agent shall have received from Bryan Cave LLP, special counsel to the Borrower and the Subsidiary Guarantors, an opinion addressed to the Agent and each of the Banks and dated the Initial Borrowing Date covering the matters set forth in Exhibit E.

     5.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by an Authorized Representative of the relevant Credit Party, and attested by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with true and complete copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate.

     (b) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agent and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

     5.05 Plans; Existing Indebtedness Agreements; Shareholders' Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements. On or prior to the Initial Borrowing Date, the Agent shall have received copies of (certified as true and correct by an appropriate officer of the Borrower), or the Agent shall have been provided access to:

           (i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan);

           (ii) any agreements evidencing or relating to Existing Indebtedness (the "Existing Debt Agreements");

           (iii) any agreements entered into by the Borrower or any of its Subsidiaries (after giving effect to the Transaction) governing the terms and relative rights of its capital stock, and any agreements entered into by members or shareholders relating to any such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

           (iv) any material agreement with members of, or with respect to, the management of the Borrower or any of its Subsidiaries (after giving effect to the Transaction) (collectively, the "Management Agreements");

           (v) any material employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the "Employment Agreements");

           (vi) all collective bargaining agreements applying or relating to any employee of the Borrower or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements"); and

           (vii) all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (including, without limitation, the Furniture Brands Tax Sharing Agreement) (collectively, the "Tax Sharing Agreements");

all of which Plans, Existing Debt Agreements, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements and Tax Sharing Agreements shall be in form and substance reasonably satisfactory to the Agent.

     5.06 Solvency; Environmental Analyses; Insurance Matters. On or prior to the Initial Borrowing Date, the Borrower shall cause to be delivered to the Agent (i) a solvency certificate from the Treasurer and Chief Accounting Officer of the Borrower, in the form of Exhibit G hereto, setting forth her conclusions that, after giving effect to the Transaction and the incurrence of all the financings contemplated herein, the Borrower and its Subsidiaries (on a consolidated basis), is not insolvent, and has not been rendered insolvent by the Indebtedness in connection therewith, will not be left with unreasonably small capital with which to engage in its and/or their businesses and will not have incurred debts beyond its and/or their ability to pay such debts as they mature, (ii) such environmental updates as may have been requested by the Agent, the results of which will be in scope, form and substance acceptable to the Agent, and (iii) evidence of insurance complying with the requirements of
Section 8.03 for the business and properties of the Borrower and its Restricted Subsidiaries, in scope, form and substance reasonably satisfactory to the Agent and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be cancelled or revised without 30 days' prior written notice by the insurer to the Agent.

     5.07 Subsidiary Guaranty. On or prior to the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiary Guaranty in the form of Exhibit H hereto (as modified, supplemented or amended from time to time, the "Subsidiary Guaranty").

     5.08  Pledge Agreement.  On or prior to the Initial Borrowing Date, each

Credit Party shall have duly authorized, executed and delivered the Agreement in the form of Exhibit I (as modified, supplemented or amended from time to time, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as Pledgee, all the Pledged Securities referred to therein then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers, in the case of capital stock constituting Pledged Securities.

     5.09 Security Agreement. On or prior to the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit J (as modified, supplemented or amended from time to time, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, together with:

           (a) proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

           (b) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (a) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law) fully executed for filing;

           (c) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect (or maintain the perfection of) the security interests intended to be created (or maintained) by the Security Agreement;

           (d) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect (or maintain the perfection of) the security interests purported to be created (or maintained) by the Security Agreement have been taken.

     5.10 Mortgages. On or prior to the Initial Borrowing Date, the Collateral Agent shall have received:

           (a) fully executed counterparts of deeds of trust, mortgages and similar documents, in each case in form and substance reasonably satisfactory to the Collateral Agent (as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof, each a "Mortgage" and, collectively, the "Mortgages") with respect to each of the Mortgaged Properties, and arrangements reasonably satisfactory to the Collateral Agent shall be in place to provide that counterparts of such Mortgages shall be recorded on or about the Initial Borrowing Date in all places to the extent necessary or desirable, in the reasonable judgment of the Collateral Agent, effectively to create a valid and enforceable first priority mortgage Lien, subject only to Permitted Encumbrances, on each such Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Agent and the Banks;

           (b) mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by title insurers reasonably satisfactory to the Collateral Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Collateral Agent and assuring the Collateral Agent that the Mortgages are valid and enforceable first priority mortgage Liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall be in form and substance reasonably satisfactory to the Collateral Agent and (A) shall include (to the extent available in the respective jurisdiction of each Mortgaged Property) an endorsement for future advances under this Agreement, the Notes and the Mortgages, and for such other matters that the Collateral Agent in its discretion may reasonably request, (B) shall not include an exception for mechanics' liens, and (C) shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent in its discretion may reasonably request; and

           (c) such estoppel letters, landlord waiver letters, non-disturbance letters and similar assurances as may have been reasonably requested by the Collateral Agent, which letters shall be in form and substance reasonably satisfactory to the Collateral Agent.

     5.11 Consent Letter. On or prior to the Initial Borrowing Date, the Agent shall have received a letter from CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, substantially in the form of Exhibit K, indicating its consent to its appointment by each Credit Party as its agent to receive service of process as specified in Section 13.08 or in the respective Credit Document.

     5.12 Adverse Change; Governmental Approvals; etc. (a) On the Initial Borrowing Date, nothing shall have occurred (and the Agent shall have become aware of no facts, conditions or other information not previously known) which the Agent believes is reasonably likely to have a material adverse effect on the rights or remedies of the Agent or the Banks, or on the ability of the Credit Parties to perform their respective obligations to the Agent and the Banks or which the Agent believes is reasonably likely to have a Material Adverse Effect.

     (b) On the Initial Borrowing Date, there shall not have occurred and be continuing material adverse change to the syndication market for credit facilities similar in nature to this Agreement and there shall not have occurred and be continuing a material disruption of or a material adverse change in financial, banking or capital markets that would have a material adverse effect on the syndication, in each case as determined by the Agent in its sole discretion.

     (c) On or prior to the Initial Borrowing Date, all necessary and material governmental (domestic and foreign) and third party approvals in connection with the Transaction shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of any Loan, issuance of any Letter of Credit or the consummation of the Transaction.

     5.13 Litigation. On the Initial Borrowing Date, no material litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction or any documentation executed in connection therewith (including any Credit Document), or which the Agent believes could reasonably be anticipated to (x) have a materially adverse effect on the Transaction or (y) have a Material Adverse Effect.

     5.14 Pro Forma Balance Sheet; Financial Statements; Projections. (a) On or prior to the Initial Borrowing Date, there shall have been delivered to the Agent (I) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 28, 1996 and (II) an unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of March 29, 1997, after giving effect to the Transaction, in each case prepared in accordance with generally accepted accounting principles, together with (x) historical consolidated statements of income and consolidated statements of cash flow of the Borrower and its Subsidiaries, for the quarterly period ended March 29, 1997 and (y) historical consolidated statements of income and consolidated statements of cash flow of the Borrower and its Subsidiaries for the three most recent Fiscal Years ended December 28, 1996, which historical statements shall (i) be audited, in the case of the income and cash flow statements for the three most recent Fiscal Years and in the case of the balance sheets for the two most recent Fiscal Years and (ii) be certified by an officer of the Borrower, in all other cases.

     (b) On or prior to the Initial Borrowing Date there shall have been delivered to the Agent "management case" projected financial statements of the Borrower and its Restricted Subsidiaries after giving effect to the Transaction, as set forth in the Confidential Memorandum dated April 1997, for the period from December 29, 1996 to December 29, 2001 (the "Projections"), which Projections shall reflect the forecasted financial conditions and income and expenses of the Borrower and its Restricted Subsidiaries after giving effect to the Transaction, including the related Refinancing, and shall be satisfactory in form and substance to the Agent.

     5.15 Existing Indebtedness. (a) At the time of the making of the Loans on the Initial Borrowing Date, the Agent shall be satisfied that arrangements are in place to effect the Refinancing on the Initial Borrowing Date with the proceeds of Loans hereunder and concurrently with the making of such Loans on the Initial Borrowing Date, the Refinancing shall be consummated. After giving effect to the Refinancing, the Borrower and its Subsidiaries shall have no outstanding Indebtedness except (i) those Senior Notes which remain outstanding after giving effect to the Refinancing, (ii) Indebtedness pursuant to this Agreement and the other Credit Documents (including, without limitation, the Existing Letters of Credit) and (iii) the Existing Indebtedness. The consummation of the Refinancing shall not result in, and upon the Refinancing there shall not be, any defaults or events of default existing under or with respect to the Existing Indebtedness and, as of the Initial Borrowing Date, there shall not be any amendments or modifications to the agreements and instruments governing or evidencing the Existing Indebtedness other than as requested or approved by the Agent.

     (b) On the Initial Borrowing Date or concurrently with the Credit Events then occurring, the total commitments under the Existing Credit Agreement shall have been terminated, and all loans and notes issued thereunder shall have been repaid in full by means of the Refinancing, together with interest thereon, and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full by means of the Refinancing and the Existing Credit Agreement shall have been terminated and be of no further force or effect except for continuing indemnification obligations described therein. The Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5.15(b) have been satisfied on such date (and except that the Existing Letters of Credit shall remain outstanding and shall become part of the Obligations under this Agreement).

     (c) On or prior to the Initial Borrowing Date or concurrently with the Credit Events then occurring, the creditors under the Existing Credit Agreement shall have terminated and released all security interests and Liens on the assets owned or to be owned by the Borrower or any of its Subsidiaries granted in connection with the Existing Credit Agreement. The Agent shall have received such releases of security interests in and Liens on the assets owned or to be owned by the Borrower as may have been reasonably requested by the Agent, which releases shall be in form and substance reasonably satisfactory to the Agent. Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Subsidiaries, or their respective predecessors in interest, in connection with the security interests created with respect to the Existing Credit Agreement and the documentation related thereto, (ii) terminations or assignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of the Borrower or any of its Subsidiaries, on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of the Borrower or any of its Subsidiaries, or their respective predecessors in interest, in each case to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Agent.

     5.16 Tender Offer/Consent Solicitations. On or prior to the Initial Borrowing Date, the Borrower shall have commenced a tender offer/consent solicitation with respect to the Senior Notes (the "Tender Offer/Consent Solicitation"), pursuant to which (i) the Borrower shall, subject to the terms and conditions contained therein, offer to purchase pursuant to a tender offer (the "Tender Offer") all of the outstanding Senior Notes at a price equal to the principal of, and accrued interest on, the Senior Notes plus a premium, not to exceed an amount reasonably satisfactory to the Agent and (ii) consents shall be solicited (with the solicitation of such consents being herein called the "Consent Solicitation") to amendments to the indenture pursuant to the Senior Notes (the "Senior Notes Indenture"), on the terms and conditions described in the Tender Offer/Consent Solicitation, which amendment (the "Senior Notes Indenture Amendment") shall substantially eliminate the financial and certain other operating covenants contained in the Senior Notes Indenture. All terms and conditions of the Tender Offer/Consent Solicitation shall be reasonably satisfactory to the Agent. On or prior to the Initial Borrowing Date, (x) pursuant to the Consent Solicitation, the holders of at least a majority of the Senior Notes shall have consented to the adoption of the Senior Notes Indenture Amendment, and, in accordance with the terms of the Tender Offer/Consent Solicitation, the Senior Notes Indenture Amendment shall have been adopted and (y) the Tender Offer/Consent Solicitation shall have expired in accordance with the terms thereof (with at least a majority of the theretofore outstanding principal amount of Senior Notes being accepted for purchase pursuant to the terms of the Tender Offer/Consent Solicitation).

     SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Bank to make Loans (including Loans made on the Initial Borrowing Date but excluding Mandatory Borrowings made thereafter, which shall be made as provided in Section 1.01(c)), and the obligation of an Issuing Bank to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the sat-isfaction of the following conditions:

     6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

     6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Revolving Loan, the Agent shall have received the notice required by Section 1.03(a). Prior to the making of each Swingline Loan, BTCo shall have received the notice required by Section 1.03(b)(i).

     (b) Prior to the issuance of each Letter of Credit, the Agent and the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.03.

     The acceptance of the benefit of each Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Banks that all the conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event exist as of that time (except to the extent that any of the conditions specified in Section 5 are expressly required to be satisfactory to or determined by any Bank, the Required Banks and/or the Agent). All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks.

     SECTION 7. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction consummated on the Initial Borrowing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

     7.01 Corporate Status. The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     7.02 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Restricted Subsidiaries.

     7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (i) as have been obtained or made prior to the Initial Borrowing Date and (ii) other than UCC-1 or UCC-3 filings and recordings of Assignments of Security Interests in U.S. Patents and Trademarks, in each case, performed pursuant to Section 5.09, which filings and/or recordings, as the case may be, if this representation is being made on a date which is more than ten days after the Initial Borrowing Date, have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

     7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) (i) The consolidated and consolidating statements of financial condition of the Borrower and its Subsidiaries at December 28, 1996 and the related consolidated statements of income and consolidated statements of cash flow and changes in shareholders' equity of the Borrower and its Subsidiaries for the Fiscal Year ended on such date, and furnished to the Banks prior to the Initial Borrowing Date and (ii) the consolidated and consolidating statements of financial condition of the Borrower and its Subsidiaries as of the end of each fiscal quarter of the Borrower ended after December 28, 1996, and the related consolidated statements of income and consolidated statements of cash flow of the Borrower and its Subsidiaries for such quarterly periods, and furnished to the Banks prior to the Initial Borrowing Date, in each case, present fairly the financial condition of the Borrower and its Subsidiaries (or the Borrower and its Restricted Subsidiaries, as the case may be) at the date of such statements of financial condition and the results of the operations of the Borrower and its Subsidiaries (or the Borrower and its Restricted Subsidiaries as the case may be) for the respective Fiscal Year or fiscal quarter, as the case may be (subject, in the case of unaudited financial statements, to normal year-end adjustments). All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied, except, in the case of the quarterly financial statements, for the omission of footnotes, and certain reclassifications and ordinary end of period adjustments and accruals (all of which are of a recurring nature and none of which individually, or in the aggregate, would be material).

     (b) Since December 28, 1996 there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

     (c) (i) On and as of the Initial Borrowing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created (or maintained) by the Credit Parties in connection therewith (assuming the full utilization of all Revolving Loan Commitments on the Initial Borrowing Date), (a) the sum of the assets, at a fair valuation, of the Borrower, individually, the Borrower and its Subsidiaries, (each of the foregoing, as to itself or as to itself and its Subsidiaries, a "Solvent Entity") will exceed its or their debts; (b) each Solvent Entity has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature; and (c) each Solvent Entity will have sufficient capital with which to conduct its businesses. For purposes of this Section 7.05(c), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or
(ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     (d) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or as disclosed in writing prior to or concurrent with such delivery, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, is reasonably likely to have a Material Adverse Effect. As of the Initial Borrowing Date, the Borrower does not know of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pur-suant to Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     (e) On and as of the Initial Borrowing Date, the Projections previously delivered to the Agent and the Banks have been prepared on a basis consistent with the financial statements referred to in Section 7.05(a) (other than as set forth or presented in such Projections), and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information regarding the matters reported therein. On the Initial Borrowing Date, the Borrower believes that the Projections are reasonable and attainable, based on current (as of the Initial Borrowing Date) good faith estimates and assessments of, and assumptions with respect to, markets, trends and general economic forecasts, it being understood that uncertainty is inherent in any forecasts or projections and that no assurances can be given by the Borrower as to the future achievement of such performance.

     7.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened (i) with respect to any Document or (ii) that could reasonably be expected to have a Material Adverse Effect.

     7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by the Borrower or any of its Subsidiaries in writing to the Agent or any Bank (including, without limitation, all factual information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by the Borrower or any of its Subsidiaries in writing to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

     7.08 Use of Proceeds; Margin Regulations. (a)(i) Proceeds of Revolving Loans incurred on the Initial Borrowing Date shall be used by the Borrower solely (x) to consummate the Refinancing and (y) to pay fees and expenses relating to the Refinancing and (ii) proceeds of Revolving Loans and Swingline Loans incurred on and after the Initial Borrowing Date shall be used for the Borrower's and its Subsidiaries' ongoing general corporate purposes, provided that proceeds of Revolving Loans incurred after the Initial Borrowing Date may be used to repurchase, redeem or repay Senior Notes (including payment of unpaid principal, accrued interest, and any premium) only to the extent that
(x) the Senior Notes Blocked Commitment has theretofore been reduced to $0 (or concurrently therewith is reduced to $0) or (y) the incurrence of such Revolving Loans is accompanied by a concurrent reduction in the Senior Notes Blocked Commitment in an amount equal to the aggregate principal amount of Senior Notes being so repurchased, redeemed or repaid (or, if such principal amount shall not be a multiple of $1,000,000, then the reduction in the Senior Notes Blocked Commitment shall be in amount equal to the $1,000,000 increment above the aggregate principal amount of Senior Notes being so repurchased, redeemed or repaid).

     (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of

Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     7.09 Tax Returns and Payments. (a) Each of the Borrower and its Restricted Subsidiaries have timely filed or caused to be timely filed, on the due dates thereof or within applicable grace periods (inclusive of any permitted extensions), with the appropriate taxing authority, all Federal, state, foreign and other material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of the Borrower and its Restricted Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Restricted Subsidiaries for the periods covered thereby other than Taxes for which adequate reserves have been established in accordance with generally accepted accounting principles. Each of the Borrower and its Restricted Subsidiaries have paid all material taxes payable by them other than taxes which are not delinquent, and other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. Except as disclosed in the financial statements referred to in Section 7.05(a), there is, as of the Initial Borrowing Date, no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower, threatened by any authority regarding any taxes relating to the Borrower or its Restricted Subsidiaries. As of the Initial Borrowing Date, none of the Borrower or its Restricted Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or its Restricted Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or its Restricted Subsidiaries not to be subject to the normally applicable statute of limitations. As of the Initial Borrowing Date, none of the Borrower or its Restricted Subsidiaries has provided, with respect to themselves or property held by them, any consent under Section 341 of the Code. None of the Borrower or its Restricted Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction and the other transactions contemplated hereby. Additionally, all of the foregoing representations are true and correct as to all Unrestricted Subsidiaries of the Borrower (to the same extent they were Restricted Subsidiaries) except to the extent any and all failures to be true and correct could not reasonably be expected to have a Material Adverse Effect.

     7.10 Compliance with ERISA. (a) Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; no Reportable Event has occurred with respect to a Plan; to the best knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization; and no Plan has an Unfunded Current Liability; all contributions required to be made by the Borrower, any of its respective Restricted Subsidiaries or any ERISA Affiliate with respect to a Plan, a Multiemployer Plan, and/or a Foreign Pension Plan have been timely made; neither the Borrower nor any of its respective Restricted Subsidiaries nor any ERISA Affiliate has incurred any liability to or on account of a Plan, and/or a Multiemployer Plan pursuant to
Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of
ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code or reasonably expects to incur any liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan, and/or a Multiemployer Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan and, to the best knowledge of the Borrower; no condition exists which presents a risk to the Borrower or any of its respective Restricted Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan, and/or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title

IV of ERISA, the aggregate liabilities of the Borrower, its respective Restricted Subsidiaries and their ERISA Affiliates to all Multiemployer
Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, would not exceed $50,000; no lien imposed under the Code or ERISA on the assets of the Borrower or any of its respective Restricted Subsidiaries or any ERISA Affiliate exists on account of any Plan, and/or a Multiemployer Plan or is likely to arise on account of any Plan, or to the best knowledge of the Borrower, is likely to arise on account of any Multiemployer Plan; and the Borrower and its respective Restricted Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

     (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the Borrower nor any of its respective Restricted Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

     (c) Notwithstanding anything to the contrary in this Section 7.10, the representations made in this Section 7.10 shall only be untrue if the aggregate effect of all failures and noncompliances of the types described above could reasonably be expected to have a Material Adverse Effect.

     7.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Security Agreement, upon the filing of Form UCC-1 financing statements or the appropriate equivalent (which filings, if this representation is being made more than 10 days after the Initial Borrowing Date, have been made), create a fully perfected first lien on, and security interest in, all right, title and interest in all of the Security Agreement Collateral described therein, to the extent that a security interest may be perfected therein by filing a financing statement under the UCC, subject to no other Liens other than Permitted Liens. The recordation of the Assignment of Security Interest in U.S. Patents and Trademarks in the form attached to the Security Agreement in the United States Patent and Trademark Office together with filings on Form UCC-1 made pursuant to the Security Agreement will be effective, under applicable law, to perfect the security interest granted to the Collateral Agent in the trademarks and patents covered by the Security Agreement. Each of the Credit Parties party to the Security Agreement has good and valid title to all Security Agreement Collateral owned by such Credit Party described therein, free and clear of all Liens except those described above in this clause (a).

     (b) The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the Pledge Agreement constitute first priority perfected security interests in the Pledged Securities described in the Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledged Securities and the proceeds thereof under the Pledge Agreement.

     (c) The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on all of the Mortgaged Properties in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior to and prior to the rights of all third persons (except that the security interest and mortgage lien created in the Mortgaged Properties may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens).
Schedule III contains a true and complete list of each parcel of Real Property owned or leased by the Borrower and its Restricted Subsidiaries on the Initial Borrowing Date, and the type of interest therein held by the Borrower or such Restricted Subsidiary. The Borrower and each of its Restricted Subsidiaries have good and indefeasible title to all fee-owned Mortgaged Properties and valid leasehold title to all Leaseholds material to its business, in each case free and clear of all Liens except those described in the first sentence of this subsection (c).

     7.12 Representations and Warranties in Other Documents. All representations and warranties set forth in the Documents other than this Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date. Notwithstanding anything to the contrary contained above, to the extent that the representations and warranties set forth in the Documents other than this Agreement were made by parties other than the Borrower and its Subsidiaries, such representations and warranties shall be deemed untrue only if the aggregate effect of all inaccuracies in such representations and warranties would reasonably be expected to have a Material Adverse Effect.

     7.13 Properties. The Borrower and each of its Restricted Subsidiaries have good and valid title to all material properties owned by them, including all property reflected in the balance sheets referred to in Sections 7.05(a) and in the pro forma balance sheet referred to in Section 5.14 (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or otherwise as permitted hereunder), free and clear of all Liens, other than (i) as referred to in the balance sheet or in the notes thereto or in the pro forma balance sheet or (ii) Permitted Liens otherwise permitted by Section 9.01.

     7.14 Capitalization. (a) On the Effective Date, the authorized capital stock of the Borrower consists of (i) 20,000,000 shares of common stock, $1.00 stated value per share, 8,346,051 shares of which are issued and outstanding, and at least 67% of such outstanding shares are owned by the Apollo Group or a Controlled Account and (ii) 2,000,000 shares of preferred stock, $0 par value per share, none of which shares are issued and outstanding. As of the Effective Date, the Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options (other than stock options under the Stock Option Plan) for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

     7.15  Subsidiaries.  The Borrower has no Subsidiaries other than (i) those

Subsidiaries listed on Schedule IV and (ii) new Subsidiaries created in compliance with this Agreement.

     7.16 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     7.17 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     7.18 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     7.19 Environmental Matters. (a) The Borrower and each of its Subsidiaries have complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of the Borrower after due inquiry, threatened Environmental Claims against the Borrower, or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property owned or operated by the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower after due inquiry, on any property adjoining or in the vicinity of any such Real Property that, to the best knowledge of the Borrower after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

     (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Borrower or any of its Subsidiaries except in compliance with all applicable Environmental Laws and so as not to give rise to an Environmental Claim. Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by the Borrower or any of its Subsidiaries except in compliance with all applicable Environmental Laws and so as not to give rise to an Environmental Claim.

     (c) Notwithstanding anything to the contrary in this Section 7.19, the representations made in this Section 7.19 shall only be untrue if the aggregate effect of all failures and noncompliances of the types described above could reasonably be expected to have a Material Adverse Effect.

     7.20 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

     7.21 Patents, Licenses, Franchises and Formulas. The Borrower and its Restricted Subsidiaries own all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and have obtained assignments of all leases and other rights of whatever nature, reasonably necessary for the present conduct of their business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

     7.22 Indebtedness. Schedule V sets forth a true and complete list of all Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit and the Senior Notes, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

     7.23 Transaction. At the time of consummation thereof, the Transaction shall have been consummated in all respects in accordance with the terms of the respective Documents and all applicable laws. At the time of consummation of the Transaction, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained), except where the failure to so obtain, give, file or take would not have a Material Adverse Effect. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the Transaction or the occurrence of any Credit Event or the performance by the Credit Parties of their obligations under the respective Documents. All actions taken by the Credit Parties pursuant to or in furtherance of the Transaction have been taken in material compliance with the respective Documents and all applicable laws.

     7.24 Inactive Subsidiaries. On the Effective Date, Florsheim Occupational is an Inactive Subsidiary and, on such date, is the only Subsidiary of the Borrower which is an Inactive Subsidiary.

     SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Initial Borrowing Date and until the Total Commitment and all Letters of Credit and Acceptances have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

     8.01 Information Covenants. The Borrower will furnish to the Agent, and the Agent will promptly forward to each Bank:

           (a) Monthly Reports. Within 30 days after the end of each calendar month of the Borrower (within 45 days after the end of the last month of each Fiscal Year), the consolidated balance sheets of the Borrower and its Subsidiaries, in each case, as at the end of such month, and the related consolidated statements of income and the consolidated statement of cash flow for such month and for the elapsed portion of the calendar year ended with the last day of such month, in each case setting forth comparative figures for the corresponding month in the prior calendar year and the budgeted figures for such month as set forth in the respective budget delivered pursuant to Section 8.01(e).

           (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of income and the consolidated statement of cash flow for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period and (ii) management's discussion and analysis of the important operational and financial developments during such quarterly period; provided that so long as the Borrower is filing quarterly reports on Form 10-Q with the SEC, the provision of such a quarterly report for the respective fiscal quarter within the time frame required above shall satisfy the requirements of this clause (b).

           (c) Annual Financial Statements. Within 95 days after the close of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, in each case, as at the end of such Fiscal Year and the related consolidated and consolidating statements of income and consolidated statements of shareholders' equity and cash flow for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and by KPMG Peat Marwick or such other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default with respect to the covenants set forth in Sections
      9.02 through 9.15, inclusive, has occurred and is continuing, a material Indebtedness of the Borrower and its Restricted Subsidiaries taken as a whole or (z) with respect to any Document.

           (h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the "SEC") or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

           (i) Environmental Matters. Promptly upon, and in any event within ten Business Days after, an Authorized Representative of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole:

                  (i) any pending or threatened Environmental Claim against the
             Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries;

                  (ii) any condition or occurrence on or arising from any Real
             Property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or
             (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

                  (iii) any condition or occurrence on any Real Property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

                  (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Bank all notices received by it or any of its respective Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA.

      All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action, and the Borrower's or such Subsidiary's response thereto. In addition, the Borrower will provide the Banks with copies of all material communications with any government or governmental agency relating to Environmental Laws, all communications with any Person (other than its attorneys) relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(i), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Banks.

           (j) Annual Meetings with Banks. At the request of the Agent, the Borrower shall within 120 days after the close of each Fiscal Year hold a meeting at a time and place selected by the Borrower and reasonably acceptable to the Agent at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Borrower and the budgets presented for the current Fiscal Year.

           (k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Agent or the Required Banks may reasonably request in writing.

     8.02 Books, Records and Inspections. The Borrower will, and will cause each of its respective Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its respective Restricted Subsidiaries to, permit officers and designated representatives of the Agent and any representatives designated by the Required Banks to visit and inspect, after reasonable notice during regular business hours and under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as such Agent or such Bank may request.

     8.03 Maintenance of Property; Insurance. (a) Schedule VI sets forth a true and complete listing of all insurance (including self-insurance programs) maintained by the Borrower and its Restricted Subsidiaries as of the Initial Borrowing Date, the levels (and scope of coverage) of which insurance the Borrower deems prudent. The Borrower will, and will cause each of its respective Restricted Subsidiaries to, (i) keep all property necessary in its business in good working order and condition (ordinary wear and tear excepted),
(ii) maintain insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (iii) furnish to the Agent, upon written request, full information as to the insurance carried.

     (b) The Borrower will, and will cause its respective Restricted Subsidiaries to, at all times keep their respective property insured in favor of the Collateral Agent, and all policies (including Mortgage Policies) or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower or any of its respective Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent's reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee or as an additional insured (provided that the Borrower and its Restricted Subsidiaries shall be permitted to settle claims in an amount less than $10,000,000 per claim, so long as the proceeds from such claims are applied in accordance with
Section 3.03(g))), (ii) shall state that such insurance policies shall not be cancelled or revised without 30 days' prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the Secured Creditors, (iv) shall contain the standard non-contributory mortgagee clause endorsement in favor of the Collateral Agent with respect to hazard insurance coverage, (v) shall, except in the case of public liability insurance and workers' compensation insurance, provide that any losses shall be payable notwithstanding (A) any act or neglect of the Borrower or any of its respective Restricted Subsidiaries, (B) the occupation or use of the properties for purposes more hazardous than those permitted by the terms of the respective policy if such coverage is obtainable at commercially reasonable rates and is of the kind from time to time customarily insured against by Persons owning or using similar property and in such amounts as are customary, (C) any foreclosure or other proceeding relating to the insured properties if such coverage is available at commercially reasonable rates or (D) any change in the title to or ownership or possession of the insured properties and (vi) shall be deposited with the Collateral Agent if such coverage is available at commercially reasonable rates.

     (c) If the Borrower or any of its respective Restricted Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, or if the Borrower or any of its respective Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) after giving notice to the Borrower (but not requiring any consent from the Borrower) to procure such insurance and the Borrower agrees to reimburse the Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

     8.04 Corporate Franchises. The Borrower will, and will cause each of its respective Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets, mergers or other transactions by or among the Borrower or any of its Restricted Subsidiaries in accordance with Section 9.02 or (ii) (x) the withdrawal by the Borrower or any of the Restricted Subsidiaries of its qualification as a foreign corporation or the failure to qualify as a foreign corporation in any jurisdiction or (y) the amendment of the Certificate of Incorporation or By-Laws of the Borrower or any of its Restricted Subsidiaries, in each case which would not in any way materially and adversely affect the Banks, and where such withdrawal or failure or amendment, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

     8.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its respective Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     8.06 Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its respective Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens on such Real Property imposed pursuant to such Environmental Laws; provided that, neither the Borrower nor any of its Subsidiaries shall be required to remove any such Liens, so long as the aggregate amount of obligations purported to be secured by such Liens does not exceed $1,000,000, and such Liens are being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property except for Hazardous Materials used or stored at any such Real Properties in material compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property.

     (b) At the written request of the Agent or the Required Banks, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at the Borrower's cost and expense, an environmental site assessment report concerning any Real Property now or hereafter owned or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with any Hazardous Materials on such Real Property; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Agent reasonably believes that the Borrower, any of its Subsidiaries or any such Real Property is not in material compliance with Environmental Law, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Borrower, any of its Subsidiaries or any such Real Property. If the Borrower fails to provide the same within 90 days after such request was made, the Agent may order the same, and the Borrower shall grant and hereby grant to the Agent and the Banks and their agents access to such Real Property and specifically grant the Agent and the Banks an irrevocable non-exclusive license to the extent consistent with the rights of tenants, to undertake such an assessment, subject to the Borrower's right to receive notice (through an Authorized Representative) at least 5 days prior to the exercise of any such access and subject to the Borrower's right to have a representative of the Borrower accompany the Agent and the Banks and their agents at all times in connection with such access, all at the Borrower's expense.

     8.07 ERISA. As soon as possible and, in any event, within 20 days after the Borrower or any of its respective Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Agent, and the Agent shall promptly forward to each Bank a certificate of an Authorized Representative of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Restricted Subsidiary, the ERISA Affiliate, the PBGC, or a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 of ERISA with respect to a Plan and/or a Multiemployer Plan; that a contribution required to be made to a Plan, Multiemployer Plan and/or Foreign Pension Plan has not been timely made; that a Plan and/or a Multiemployer Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan and/or a Multiemployer Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings are likely to be or have been instituted or notice has been given to terminate or appoint a trustee to administer a Plan and/or a Multiemployer Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan if material in amount; that the Borrower, any of its respective Restricted Subsidiaries or any ERISA Affiliate will or is reasonably expected to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan and/or a Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan and/or a Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(i) or 502(l) of ERISA; or that the Borrower or any Restricted Subsidiary is reasonably expected to incur any liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) which liability, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Upon request, the Borrower will deliver to each of the Banks (i) a complete copy of the annual report (Form 5500) of each Plan (including, to the extent required to be filed with the Internal Revenue Service in connection with such annual report, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information (but only Schedule B of any annual report unless the Agent shall, with respect to a particular year, request in writing a copy of the entire annual report) that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of such annual reports and any material notices received by the Borrower or any of its respective Restricted Subsidiaries or any ERISA Affiliate with respect to any Plan, Multiemployer Plan, and/or Foreign Pension Plan shall be delivered to the Banks no later than 20 days after the date such report has been requested or such notice has been received by the Borrower, the Restricted Subsidiary or the ERISA Affiliate, as applicable.

     8.08 End of Fiscal Years; Fiscal Quarters. The Borrower shall cause each of its Fiscal Years, and each of its Restricted Subsidiaries' Fiscal Years, to end on the Saturday closest to December 31, and shall cause each of its fiscal quarters, and each of its Restricted Subsidiaries' fiscal quarters, to end on the Saturday closest to each March 31, June 30, September 30 and December 31.

     8.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     8.10 Payment of Taxes. The Borrower will pay and discharge or cause to be paid and discharged, and will cause each of its respective Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any material properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

     8.11 Additional Security; Further Assurances; Required Appraisals. (a) The Borrower will, and will cause each of its respective Restricted Subsidiaries (excluding Foreign Subsidiaries) to, grant to the Collateral Agent security interests and mortgages (an "Additional Mortgage") in such Real Property (other than Real Property encumbered by (i) liens incurred by a Restricted Subsidiary at a time when it was an Unrestricted Subsidiary, to the extent such Liens are otherwise permitted by this Agreement and (ii) Liens permitted pursuant to Sections 9.01(vii), (viii), (xvii) and (xviii)) of the Borrower or any of its respective Restricted Subsidiaries as are not covered by the original Mortgages, to the extent such Real Property is acquired after the Initial Borrowing Date and either (x) the cost (including assumed Indebtedness) of such Real Property is in excess of $2,500,000 or (y) the respective Additional Mortgage has been requested by the Required Banks (each such Real Property, an "Additional Mortgaged Property"). All such Additional Mortgages shall be granted pursuant to documentation substantially in the form of the Mortgages delivered to the Agent on the Initial Borrowing Date or in such other form as is reasonably satisfactory to the Agent and shall constitute valid and enforceable perfected Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 9.01 at the time of perfection thereof. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

     (b) The Borrower will, and will cause each of its respective Restricted Subsidiaries to, at the expense of the Borrower or the respective Subsidiary, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 8.11. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be requested by the Collateral Agent to assure itself that this Section 8.11 has been complied with.

     (c) The Borrower agrees to cause each Restricted Subsidiary (excluding Foreign Subsidiaries) established or created in accordance with Section 9.12 to execute and deliver a guaranty of all Obligations in substantially the form of the Subsidiary Guaranty, or by becoming a party to the Subsidiary Guaranty.

     (d) The Borrower agrees to pledge all of the capital stock (excluding that portion of the voting stock of any Foreign Subsidiary which would be in excess of 65% of the total outstanding voting stock of such Foreign Subsidiary) of each new Subsidiary (other than (x) any Subsidiary of an Unrestricted Subsidiary and (y) any Foreign Subsidiary which is a Subsidiary of another Foreign Subsidiary) created in accordance with Section 9.12 to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement.

     (e) The Borrower will cause each Restricted Subsidiary (excluding Foreign Subsidiaries) established or created in accordance with Section 9.12 to grant to the Collateral Agent a first priority Lien on all property (tangible and intangible) of such Subsidiary upon terms similar to those set forth in the Security Documents, as appropriate, and reasonably satisfactory in form and substance to the Agent. The Borrower shall cause each of its respective Restricted Subsidiaries, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the foregoing Liens. The Borrower will cause each of its respective Restricted Subsidiaries to take all actions requested by the Agent (including, without limitation, the filing of UCC-1s) in connection with the granting of such security interests.

     (f)(i) Notwithstanding anything to the contrary contained in this Agreement or the Security Agreement but subject to Section 8.11(f)(ii) hereof, the parties hereto agree that, to the extent that the representations, warranties, covenants and agreements contained herein or in the Security Agreement with respect to foreign Patents, Marks or Copyrights are at any time incorrect (in the case of representations or warranties) or not complied with (in the case of covenants), then in each case (a) the existence of such circumstances shall be deemed not to give rise to a material misrepresentation (with the effect being that Credit Events may still occur, so long as all other applicable conditions are satisfied, pursuant to Section 6.01(ii) and no Event of Default shall exist as a result thereof pursuant to Section 10.02), and (b) no Default or Event of Default shall arise as a result of such covenant violations pursuant to Section 10.07. Notwithstanding anything to the contrary contained above, the Borrower shall, and shall cause its Subsidiaries to, use its good faith efforts to provide correct information with respect to all foreign Patents, Marks or Copyrights, and to comply with the covenants relating thereto (in each case without regard to the matters described in the preceding sentence).

     (ii) Upon the request of the Collateral Agent or the Required Banks, the Borrower shall take, or cause to be taken, action as may be requested in order to perfect (or maintain the perfection of) the security interests (or take any analogous actions under the applicable provisions of local law in order to protect such security interests) in any foreign Patents, Marks or Copyrights, in each case to the extent such actions are permitted to be taken under the laws of the applicable jurisdictions and, so long as no Default or Event of Default exists, the requested actions will not result in any material costs (including additional taxes) or material burdens in the conduct of the Borrower's business, in each case in relation to the benefit to be received. Such foreign Patents, Marks and Copyrights shall not be subject to the provisions of the first sentence of Section 8.11(f)(i).

     (g)  The security interests required to be granted pursuant to this
Section 8.11 shall be granted pursuant to security documentation (which shall be substantially similar to the Security Documents already executed and delivered by the Borrower and its Restricted Subsidiaries, as applicable) or otherwise satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except such Liens as are permitted by Section 9.01. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the respective Secured Creditors, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid, jointly and severally, in full by the Borrower. At the time of the execution and delivery of the Additional Security Documents, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, Mortgage Policies, title surveys, real estate appraisals and other related documents as may be reasonably requested by the Agent or the Required Banks to assure themselves that this Section 8.11 has been complied with.

     (h) In the event that the Agent or the Required Banks at any time after the Initial Borrowing Date determine in its or their good faith discretion that real estate appraisals satisfying the requirements of FIRREA (any such appraisal a "Required Appraisal") are or were required to be obtained, or should be obtained, in connection with any Mortgaged Property or Mortgaged Properties, then, within 120 days after receiving written notice thereof from the Agent or the Required Banks, as the case may be, such Required Appraisal shall be delivered, at the expense of the Borrower or the relevant Restricted Subsidiary, to the Agent, which Required Appraisal, and the respective appraiser, shall be reasonably satisfactory to the Agent.

     (i) In the event that at any time after the Initial Borrowing Date, Florsheim Occupational shall cease to constitute an Inactive Subsidiary, the Borrower shall cause Florsheim Occupational to become a party to each of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement.

     (j)  The Borrower agrees that each action required above by Section 8.11
(a), (b) or (i) shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Agent or the Required Banks. The Borrower further agrees that each action required by
Section 8.11(c), (d), (e) and (g) with respect to the Additional Collateral shall be completed contemporaneously with the creation of such new Subsidiary.

     8.12 Interest Rate Protection. The Borrower shall maintain, at all times commencing no later than the 90th day after the Initial Borrowing Date and continuing until the third anniversary of the Initial Borrowing Date (the "Required Interest Rate Protection Period"), interest rate protection pursuant to one or more Interest Rate Protection Agreements which establish a fixed or maximum interest rate (whether through swaps, caps, collars, or otherwise) reasonably acceptable to the Agent in respect of, at all times during the Required Interest Rate Protection Period, a notional amount at all such times at least equal to (x) $20,000,000 less (y) the aggregate principal amount of Senior Notes, if any, outstanding at such time.

     8.13 Ownership of Subsidiaries. Except as set forth in Schedule IV, the Borrower shall directly or indirectly own 100% of the capital stock of each of its Subsidiaries.

     8.14 Maintenance of Corporate Separateness. The Borrower will, and will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither the Borrower nor any of its respective Restricted Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiaries in respect of any liability of any Unrestricted Subsidiaries, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its respective Restricted Subsidiaries. Any financial statements distributed to any creditors of any Unrestricted Subsidiaries shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from the Borrower and its respective Restricted Subsidiaries. Finally, neither the Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of the Borrower or any of its Subsidiaries being ignored, or in the assets and liabilities of the Borrower or any of its respective Restricted Subsidiaries being substantively consolidated with those of any Unrestricted Subsidiaries in a bankruptcy, reorganization or other insolvency proceeding.

     SECTION 9. Negative Covenants. The Borrower covenants and agrees that on and after the Initial Borrowing Date and until the Total Revolving Loan Commitment and all Letters of Credit and Acceptances have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

     9.01 Liens. The Borrower will not, and will not permit any of its respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Restricted Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, filing, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

           (i) incipient or inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles in the United States (or the equivalent thereof in any country in which a Foreign Sales Corporation or a Foreign Subsidiary is doing business, as applicable);

           (ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or such Restricted Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

           (iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule VII, but only to the respective date, if any, set forth in such Schedule VII for the removal and termination of any such Liens, plus renewals and extensions of such Liens to the extent set forth on Schedule VII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of the Borrower or any of its Restricted Subsidiaries;

           (iv) Permitted Encumbrances;

           (v) Liens created pursuant to the Security Documents;

           (vi) licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

           (vii) Liens upon assets subject to Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries to the extent permitted by
      Section 9.04(x), plus renewals and extensions of such Liens, provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Restricted Subsidiary of the Borrower;

           (viii) Liens placed upon assets used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries at the time of acquisition or new construction thereof by the Borrower or any such Restricted Subsidiary or within 180 days thereafter to secure Indebtedness permitted pursuant to Section 9.04(x) and incurred to pay all or a portion of the purchase price and/or construction costs thereof, plus renewals and extensions of such Liens, provided that, in all events, the Lien encumbering the assets so acquired or newly constructed does not encumber any other asset of the Borrower or such Restricted Subsidiary, or liens securing Indebtedness permitted pursuant to Section 9.04(x) and assumed or incurred in connection with any acquisition or merger permitted under Section 9.02(vi), plus renewals and extensions of such Liens, provided that, in all events, such Liens do not encumber any other asset of the Borrower or such Restricted Subsidiary;

           (ix) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

           (x) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

           (xi) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 10.09, provided that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof, except as permitted by following clause (xiii));

           (xii) statutory and contractual landlords' liens under leases to which the Borrower or any of its Restricted Subsidiaries are a party;

           (xiii) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Borrower and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Borrower and its Restricted Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the Borrower and its Restricted Subsidiaries of leases of

      Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, provided that the aggregate amount of deposits at any time pursuant to sub-clause (y) and sub-clause
      (z) shall not exceed $1,000,000 in the aggregate;

           (xiv) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

           (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

           (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

           (xvii) Liens on assets of Foreign Subsidiaries, provided that such Liens secure only Indebtedness incurred by Foreign Subsidiaries pursuant to Section 9.04(ix);

           (xviii) Liens on assets of any Person becoming a Restricted Subsidiary and acquired in connection with any Investments permitted pursuant to Section 9.05(vi), provided that (x) such Liens existed at the time the respective acquisition was made pursuant to Section 9.05(vi) and were not granted in connection with, or in anticipation of, such acquisition; (y) such Liens do not extend to or cover any property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets of such Person so acquired pursuant to Section 9.05(vi) and that were subject to such Liens at the time of such acquisition; and (z) such Liens do not secure any obligations other than the obligations secured by the respective such Liens at the time of the acquisition pursuant to Section 9.05(vi), and the obligations secured are permitted under Section 9.04 of this Agreement; and

           (xix) Liens not otherwise permitted by the foregoing clauses (i) through (xviii) to the extent attaching to properties and assets with an aggregate fair value not in excess of, and securing liabilities not in excess of, $2,000,000 in the aggregate at any time outstanding.

           9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than the liquidation of Cash Equivalents in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than (x) purchases or other acquisitions of inventory, materials, equipment, furniture, fixtures, and intangible assets in the ordinary course of business and (y) transfers of cash, Cash Equivalents, equipment and inventory in the ordinary course of business among the Credit Parties) of any Person, except that:

           (i) Capital Expenditures by the Borrower and its Restricted Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

           (ii) the Borrower and its Restricted Subsidiaries may (w) in the ordinary course of business sublease any leased real property which, in the judgment of such Person, is no longer necessary in the conduct of such Person's business, provided that each such sublease shall be for fair market value, (x) in the ordinary course of business, sell, lease or otherwise dispose of any fixed assets which, in the reasonable judgment of such Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person's business and (y) sell, lease or otherwise dispose of any other assets, provided that with respect to dispositions pursuant to clauses (x) and (y) each such sale, lease or disposition shall be for fair market value (other than with respect to sales, leases or dispositions in an aggregate amount not to exceed $100,000 per calendar year) and at least 75% of the consideration therefor shall be in the form of cash, and, provided further, that the aggregate Net Sale Proceeds of all assets subject to sales or other dispositions pursuant to clauses (x) and (y) shall not exceed $5,000,000 in the aggregate after the Initial Borrowing Date and prior to the Maturity Date;

           (iii) Investments may be made to the extent permitted by Section
      9.05;

           (iv) the Borrower and its Restricted Subsidiaries may lease (as lessee) real or personal property (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by
      Section 9.04);

           (v) the Borrower and its Restricted Subsidiaries may make sales or transfers of inventory (x) in the ordinary course of business or (y) to any Domestic Wholly-Owned Subsidiary of the Borrower which is a Subsidiary Guarantor;

           (vi) so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Borrower's Leverage Ratio at the time of any such acquisition (and calculated on a Pro Forma Basis after giving effect to such acquisition and to any Indebtedness incurred, issued or assumed in connection therewith) is less than 4.25:1.00 (except to the extent set forth in the proviso to the definition of Available $25 Million Basket Amount), the Borrower and its Restricted Subsidiaries may acquire the capital stock of, or all or substantially all of the assets of, any Person (or any product line or division of such Person) or merge, consolidate or otherwise combine with another Person (so long as the Borrower, in the case of combinations involving the Borrower, or the Subsidiary, in other cases, is the surviving corporation), provided that the aggregate consideration (including the amount of any liabilities assumed but excluding any stock of the Borrower issued directly as consideration for such acquisition or merger) paid in connection with any acquisition or merger pursuant to this Section 9.02(vi) does not exceed
      (A) the then Available $25 Million Basket Amount on such date (after giving effect to all prior and contemporaneous reductions thereto, except as a result of such acquisition or merger), plus (B) the then Available Net Income Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such acquisition or merger), plus (C) the then Available Unrestricted Proceeds Amount (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such acquisition or merger), it being understood and agreed that at the time of any acquisition or merger pursuant to this clause (vi), the Borrower shall allocate the amount of the aggregate consideration therefor (as described above) as constituting a utilization of one or more of the basket amounts described in preceding clauses (A), (B) and (C), with the aggregate amount of such utilizations to equal the aggregate consideration as described above;

           (vii) the Borrower may sell or otherwise dispose of any shares of capital stock of any Unrestricted Subsidiaries owned by it;

           (viii) so long as no Default or Event of Default exists or would result therefrom, the Borrower or any Domestic Wholly-Owned Subsidiary which is a Credit Party may be merged into or consolidated with the Borrower (so long as the Borrower is the surviving corporation of such combination) or any other Domestic Wholly-Owned Subsidiary which is a Credit Party; and

           (ix) so long as no Default or Event of Default exists or would result therefrom, the assets of any Restricted Subsidiary may be disposed of by the merger or consolidation of such Restricted Subsidiary with and into another Person or by the sale of 100% of the capital stock of such Restricted Subsidiary (in which event the assets of such Restricted Subsidiary shall no longer serve as Collateral for the Obligations and shall be released from the Liens of the Security Documents, and such Restricted Subsidiary shall be released from liability for the Obligations), provided that such merger, consolidation or stock sale, if completed as a sale of other assets, would be permissible under Section 9.02(ii)(y).

To the extent the provisions of this Section 9.02 restrict the sale or other disposition of any Collateral but the Required Banks (or all Banks to the extent required by Section 13.12) waive such provisions in writing with respect to such sale or other Disposition, or to the extent with respect to any Collateral is sold or otherwise disposed of as permitted by this Section 9.02, such Collateral (unless sold to the Borrower or a Subsidiary of the Borrower) shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents, and the Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

            9.03 Dividends. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

           (i) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary which is a Restricted Subsidiary of the Borrower;

           (ii) so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Borrower's Leverage Ratio at the time of paying any such Dividend is less than 4.25:1.00 (except to the extent set forth in the proviso to the definition of Available $25 Million Basket Amount), the Borrower shall be permitted to pay cash Dividends (including, without limitation, cash Dividends on Qualified Preferred Stock) in an amount not to exceed (A) the then Available $25 Million Basket Amount on such date (after giving effect to all prior and contemporaneous reductions thereto, except as a result of such Dividend), plus (B) the then Available Net Income Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Dividend), plus (C) the then Available Unrestricted Proceeds Amount (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Dividend); provided that from the Effective Date through and including March 28, 1998, the Borrower shall in no event be permitted to pay Dividends pursuant to this clause (ii) in an aggregate amount greater than $10 million; provided further that, at the time of any Dividend payment pursuant to this clause (ii), the Borrower shall allocate the amount of the aggregate amount of such payment (as described above) as constituting a utilization of one or more of the basket amounts described in preceding clauses (A), (B) and (C), with the aggregate amount of such utilizations to equal the aggregate consideration as described above);

           (iii) so long as no Default or Event of Default exists or would result therefrom, the Borrower may pay regularly accruing cash Dividends on Disqualified Preferred Stock issued after the Initial Borrowing Date pursuant to Section 9.13(b), with such Dividends to be paid in accordance with the terms of the respective certificate of designation therefor; and

           (iv) so long as no Default or Event of Default exists or would result therefrom, the Borrower may repurchase options outstanding under the Stock Option Plan and may pay up to $1,000,000 in the aggregate in any Fiscal Year (in addition to any payments for the release of such options out of (i) the Available $25 Million Basket Amount, (ii) the Available Unrestricted Proceeds Amount or (iii) the Available Net Income Amount).

           9.04 Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

           (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

           (ii) Existing Indebtedness shall be permitted to the extent the same is listed on Schedule V (in the aggregate principal amount outstanding (or in the case of revolving lines of credit, available) on the Initial Borrowing Date and listed on Schedule V), and refinancings or renewals thereof, provided that the aggregate principal amount of outstanding Indebtedness does not increase as a result of any such refinancing or renewal from the amount outstanding at the time of such refinancing or renewal;

           (iii) accrued expenses and current trade accounts payable incurred in the ordinary course of business;

           (iv) Indebtedness under Interest Rate Protection Agreements entered into in compliance with Section 8.12 or otherwise entered into to protect the Borrower and its Restricted Subsidiaries (as determined in good faith by the Borrower) from fluctuations in interest rates, to the extent the respective Interest Rate Protection Agreement relates to outstanding floating rate Indebtedness permitted to be outstanding in accordance with the other provisions of this Section 9.04;

           (v) Indebtedness under Currency Hedging Agreements entered into in compliance with Section 9.05(viii);

           (vi) Indebtedness among the Borrower and its Restricted Subsidiaries to the extent permitted pursuant to Sections 9.05(v), (x), (xi) and
      (xii);

           (vii) Senior Notes not purchased pursuant to the Tender
      Offer/Consent

      Solicitations which remain outstanding, so long as the aggregate principal amount of Senior Notes outstanding at no time exceeds the remainder of (x) $18,562,000 less (y) the aggregate amount of principal repayments thereof made after the Initial Borrowing Date;

           (viii) Contingent Obligations of the Borrower or any Subsidiary Guarantor as a guarantor of the lessee under any lease pursuant to which the Borrower or a Subsidiary Guarantor is the lessee;

           (ix) Foreign Subsidiaries of the (A) Borrower or (B) the Borrower's Restricted Subsidiaries may from time to time incur Indebtedness for their own working capital and general corporate purposes, provided that in no event (x) shall such Indebtedness guaranteed, directly or indirectly, by the Borrower or any of its Restricted Subsidiaries which are not Foreign Subsidiaries, (y) shall such Indebtedness be secured by any assets other than assets of one or more Foreign Subsidiaries of the Borrower or of such Restricted Subsidiary and (z) the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause
      (ix) exceed $7,500,000; and

           (x) other Indebtedness of the Borrower and its Restricted Subsidiaries, consisting of (x) Capitalized Lease Obligations, (y) Indebtedness secured by Liens permitted under Section 9.01(viii), and (z) other Indebtedness of the Borrower and its Restricted Subsidiaries not expressly permitted by the foregoing clauses (i) through (ix), plus refinancings and renewals thereof, provided that in no event shall the aggregate principal amount of Indebtedness permitted by this clause (x) exceed $10,000,000 at any time outstanding.

           In furtherance of the foregoing and in no way in limitation thereof, the Borrower shall not permit any Unrestricted Subsidiary to incur any Indebtedness having any element of recourse to the Borrower or its Restricted Subsidiaries or to any of their assets or property.

           9.05 Investments; etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (any of the foregoing, an "Investment"), except that the following shall be permitted:

           (i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

           (ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

           (iii) the Borrower and its Restricted Subsidiaries may make loans and advances in the ordinary course of business to its respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000;

           (iv) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted in Section 9.04(iv);

           (v) the Borrower may (x) establish Subsidiaries in compliance with
      Section 9.12 and (y) make Investments therein as otherwise provided in this Section 9.05;

           (vi) so long as (x) no Default or Event of Default exists or would result therefrom and (y) the Borrower's Leverage Ratio at the time of making any such Investment is less than 4.25:1.00 (except to the extent set forth in the proviso to the definition of Available $25 Million Basket Amount), the Borrower shall be permitted to make Investments (in addition to those otherwise provided in clauses (i) through (v) and (vii) through (ix) of this Section 9.05) on any date in an amount not to exceed
      (A) the Available $25 Million Basket Amount on such date (after giving effect to all prior and contemporaneous reductions thereto, except as a result of such Investment), plus (B) the then Available Net Income Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), plus (C) the then Available Unrestricted Proceeds Amount (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), it being understood and agreed that (1) at the time of any Investment pursuant to this clause (vi), the Borrower shall allocate the aggregate amount thereof as constituting a utilization of one or more of the basket amounts described in preceding clauses (A), (B) and (C), with the aggregate amount of such utilizations to equal the aggregate amount of the respective Investment and (2) in the case of Investments in entities which do not become Credit Parties, then to the extent the Borrower or one or more other Credit Parties (after the respective Investment has been made) receive a return of capital previously invested pursuant to this clause (vi), then the amount of such return of capital shall, upon the Agent's receipt of a certification of the amount of the return of capital and the allocation thereof (as described below) from an Authorized Representative, apply to increase of one or more of the Available $25 Million Basket Amount, the Available Net Income Amount and/or the Available Unrestricted Proceeds Amount, provided that the aggregate amount of increases to the various basket amounts described above shall not exceed the amount of returned capital and, in no event, shall the amount of the increases made to the various basket amounts in respect of any Investment exceed the amount previously invested pursuant to this clause (vi);

           (vii) the Borrower and its Restricted Subsidiaries may retain cash consideration plus purchase money notes derived from asset sales permitted pursuant to Section 9.02(ii);

           (viii) the Borrower may enter into and perform its obligations under Currency Hedging Agreements entered into in the ordinary course of business so long as any such Currency Hedging Agreement is not speculative in nature and (i) each such Currency Hedging Agreement is related to income derived from foreign operations of the Borrower or any Restricted Subsidiary (or any Foreign Sales

      Corporation which is a Restricted Subsidiary) or otherwise related to purchases permitted hereunder from foreign suppliers and (ii) such Currency Hedging Agreements do not exceed $15,000,000 in the aggregate notional amount at any one time outstanding;

           (ix) the Borrower and its Restricted Subsidiaries may acquire and own investments (including notes or other debt obligations or securities) received in connection with the bankruptcy or reorganization of their suppliers and customers and in settlement of delinquent obligations of, or disputes with, their customers or suppliers in the ordinary course of business;

           (x) any Credit Party may transfer cash and Cash Equivalents to, may make intercompany loans or advances to, and in the ordinary course of business may transfer equipment and inventory to, any other Credit Party;

           (xi) existing Investments by the Borrower and its Restricted Subsidiaries (including, without limitation, Investments in Foreign Subsidiaries and the Indian Joint Venture) shall be permitted to remain outstanding after the Initial Borrowing Date to the extent listed on
      Schedule VIII; and

           (xii) in addition to the Investments permitted under clause (xi) of this Section 9.05, the Borrower and its Restricted Subsidiaries may make loans, advances and capital contributions, open account sales and transfers of goods, extend other trade support, or make other Investments in Foreign Subsidiaries and the Indian Joint Venture, so long as the aggregate amount invested pursuant to this clause (xii) after the Effective Date (net of any return of capital previously invested after the Effective Date pursuant to this clause (xii)) in no event exceeds the Maximum Foreign Investment Amount as then in effect.

           9.06 Transactions with Affiliates and Unrestricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries or any of its Unrestricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that:

           (i) Dividends may be paid to the extent permitted by Section 9.03;

           (ii) Investments may be made (excluding Investments in Persons who would constitute Affiliates of the Borrower even if the Borrower and its Restricted Subsidiaries did not have any ownership interests therein) to the extent permitted by Section 9.05;

           (iii) transactions between the Borrower and its Restricted Subsidiaries shall be permitted to the extent expressly permitted by
      Section 9.02;

           (iv) customary fees may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries;

           (v) the Borrower and its Restricted Subsidiaries may enter into employment arrangements with respect to the procurement of services with its respective officers and employees, and may extend cash bonus and stock options to such officers and employees, in the ordinary course of business;

           (vi) so long as no Default or Event of Default exists, or would result therefrom, the Borrower shall be permitted to pay management fees to Apollo Advisors, L.P. pursuant to the Apollo Management Agreement, provided, that, such fees shall not exceed $500,000 in any Fiscal Year and no amendment adverse to the interests of the Banks shall be made to the Apollo Management Agreement without the consent of the Agent;

           (vii) existing transactions between the Borrower and its Subsidiaries and their Affiliates shall be permitted to the extent listed on Schedule IX; and

           (viii) the Borrower may sell or issue common stock and, Qualified Preferred Stock to its Affiliates (other than its Subsidiaries).

           Except as specifically provided above, no management or similar fees shall be paid or payable by the Borrower or any of its Restricted Subsidiaries to any Affiliate (other than the Borrower).

           Notwithstanding anything contained in the foregoing to the contrary, any transactions between and among the Borrower and/or Restricted Subsidiaries on the one hand and any of its respective Affiliates (excluding the Borrower and its Restricted Subsidiaries) on the other hand, shall be arm's-length transactions and on terms and conditions at least as favorable to the Borrower and/or such Restricted Subsidiaries as the terms and conditions which would apply to a similar transaction on an arm's-length basis with a Person that is not an Affiliate; provided that, any transaction (other than as described in clauses (i), (ii), (iii) and (vii) above) between and among the aforementioned parties with a value in excess of $1,000,000 shall only be permitted if a majority of the disinterested directors of the Borrower approve the transaction.

           9.07 Capital Expenditures. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Capital Expenditures, except that (x) during the Fiscal Year ending January 3, 1998, (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed $10,000,000 and (y) during the Fiscal Year ended January 2, 1999 (taken as one accounting period) and each Fiscal Year thereafter until the Maturity Date, the Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed $12,000,000.

           (b) Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries pursuant to Section 9.07(a) in any Fiscal
Year of the Borrower (beginning with the Fiscal Year ended January 3, 1998) are less than $10,000,000 (or $12,000,000 in the case of a fiscal year beginning after January 3, 1998), 75% of the amount of such difference, but in no event greater than $5,000,000, may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year, provided that amounts once carried forward to such succeeding fiscal year shall lapse and terminate at the end of such fiscal year.

           (c) In addition to the Capital Expenditures permitted pursuant to preceding clauses (a) and (b), the Borrower and its Restricted Subsidiaries shall be permitted to make additional Capital Expenditures (1) to the extent consisting of the reinvestment of proceeds of Recovery Events not required to be applied to reduce commitments pursuant to the provisions of Section 3.03(g) and (2) so long as (x) no Default or Event of Default exists or would result therefrom and
(y) the Borrower's Leverage Ratio at the time of making any such Capital Expenditure is less than 4.25:1.00 (except to the extent set forth in the proviso to the definition of Available $25 Million Basket Amount), the Borrower shall be permitted to make Capital Expenditures (in addition to those otherwise provided in preceding clause (1)) on any date in an amount not to exceed (A) the Available $25 Million Basket Amount on such date (after giving effect to all prior and contemporaneous reductions thereto, except as a result of such Capital Expenditure), plus (B) the then Available Net Income Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Capital Expenditure), plus (C) the then Available Unrestricted Proceeds Amount (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Capital Expenditure) it being understood and agreed that, at the time of any Capital Expenditure pursuant to this Section 9.07(c)(2), the Borrower shall allocate the aggregate amount thereof as constituting a utilization of one or more of the basket amounts described in preceding clauses (A), (B) and (C), with the aggregate amount of such utilizations to equal the aggregate amount of the respective Capital Expenditure.

     9.08 Minimum Consolidated EBITDA. The Borrower will not permit Consolidated EBITDA for any Test Period ending at the end of any fiscal quarter of the Borrower set forth below to be less than the amount set forth opposite such fiscal quarter:



            Fiscal Quarter
           Ended Closest to
           ----------------
              Amount
              ------

         June 30, 1997                     $16.0 million
         September 30, 1997                $16.5 million
         December 31, 1997                 $17.0 million

         March 31, 1998                    $17.5 million
         June 30, 1998                     $18.0 million
         September 30, 1998                $18.5 million
         December 31, 1998                 $19.0 million

         March 31, 1999                    $19.5 million
         June 30, 1999                     $20.0 million
         September 30, 1999                $20.5 million
         December 31, 1999                 $21.0 million

         March 31, 2000                    $21.5 million
         June 30, 2000                     $22.0 million
         September 30, 2000                $22.5 million
         December 31, 2000                 $23.0 million
         and each fiscal
         quarter thereafter


     9.09 Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time on or after June 29, 1997 to be greater than the ratio set forth opposite the fiscal quarter most recently ended as set forth below:

                     Fiscal Quarter
                   Ended Closest to                    Ratio
                   -------------------                 -----
                    June 30, 1997                  4.85:1.00
                    September 30, 1997             4.75:1.00
                    December 31, 1997              4.65:1.00

                    March 31, 1998      4.55:1.00
                    June 30, 1998                  4.45:1.00
                    September 30, 1998             4.35:1.00
                    December 31, 1998              4.25:1.00

                    March 31, 1999      4.10:1.00
                    June 30, 1999                  3.95:1.00
                    September 30, 1999             3.75:1.00
                    December 31, 1999              3.60:1.00

                    March 31, 2000      3.50:1.00
                    and each fiscal
                    quarter thereafter


     9.10 Minimum Consolidated Net Interest Coverage Ratio. The Borrower will not permit the Consolidated Net Interest Coverage Ratio for any Test Period ending at the end of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth opposite the fiscal quarter most recently ended as set forth below:


                     Fiscal Quarter
                   Ended Closest to                    Ratio
                   -------------------                 -----
                    June 30, 1997                  2.25:1.00
                    September 30, 1997             2.30:1.00
                    December 31, 1997              2.35:1.00

                    March 31, 1998      2.40:1.00
                    June 30, 1998                  2.45:1.00
                    September 30, 1998             2.55:1.00
                    December 31, 1998              2.65:1.00

                    March 31, 1999      3.10:1.00
                    June 30, 1999                  3.20:1.00
                    September 30, 1999             3.30:1.00
                    December 31, 1999              3.40:1.00

                    March 31, 2000      3.50:1.00
                    and each fiscal
                    quarter thereafter

     9.11 Limitation on Modifications of and Payments on Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of any of the Existing Indebtedness, (ii) amend or modify, or permit the amendment or modification of, any provision of the Senior Notes Document, the Existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement, security agreement or certificate of designation) relating thereto, other than (x) any amendments or modifications to the Senior Notes Indenture made pursuant to the Senior Notes Indenture Amendment and (y) such other amendments or modifications to the Senior Notes Documents or documentation relating to Existing Indebtedness which (A) do not make any term or condition thereof more restrictive than the previously existing terms and conditions with respect thereto and (B) do not in any way materially adversely affect the interests of the Banks or (iii) amend or modify its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation other than any certificates of designation relating to Qualified Preferred Stock or Disqualified Preferred Stock issued as permitted herein) or By-Laws, or any agreement entered into by it, with respect to its capital stock (including any Shareholders' Agreement), or enter into any new agreement with respect to its capital stock if the foregoing would in any way materially and adversely affect the Banks.

     (b) The Borrower will not, and will not permit any of its respective Restricted Subsidiaries to, amend, modify or change any provision of any Tax Sharing Agreement other than any amendment, modification or change deemed immaterial by the Agent or as otherwise consented to by the Required Banks.

     9.12 Limitation on Creation or Acquisition of Subsidiaries and Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary, unless (x) if such Subsidiary is an Unrestricted Subsidiary, (i) 100% of the capital stock, if any, of such new Unrestricted Subsidiary owned by the Borrower or any other Credit Party shall be pledged pursuant to the Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, shall be delivered to the Collateral Agent and
(ii) such Unrestricted Subsidiary shall, at the request of the Agent, become a party to a Tax Sharing Agreement in form and substance reasonably satisfactory to the Agent, (y) if such Subsidiary is a Restricted Subsidiary (i) at least 10 Business Days' prior written notice thereof is given to the Agent and the Banks, (ii) 100% of the capital stock of such new Subsidiary is pledged pursuant to the Pledge Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (iii) such new Restricted Subsidiary executes a counterpart of the Subsidiary Guaranty, the Security Agreement and the Pledge Agreement or (z) any Investment in such Subsidiary therein is made in accordance with Section 9.05. In addition, each new Restricted Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Restricted Subsidiary and/or a Subsidiary Guarantor on the Initial Borrowing Date.

     9.13 Limitation on Issuance of Capital Stock. (a) The Borrower shall not issue (i) any Preferred Stock (other than Qualified Preferred Stock and Disqualified Preferred Stock issued pursuant to clause (b) below) or (ii) any redeemable common stock unless, in either case, the terms thereof are satisfactory to the Required Banks in their sole discretion.

     (b) So long as no Default or Event of Default then exists or would exist immediately after giving effect to the respective issuance, the Borrower may issue Disqualified Preferred Stock with an aggregate liquidation preference (for all Disqualified Preferred Stock issued after the Effective Date) not to exceed $15,000,000 (which shall be in addition to any Indebtedness permitted under Section 9.04), on terms and conditions set forth in the definition of Disqualified Preferred Stock and on other terms and conditions reasonably satisfactory to the Agent. All Disqualified Preferred Stock issued pursuant to
Section 9.13(b) shall be issued only (x) where 100% of the consideration received for the issuance of such Disqualified Preferred Stock is cash or (y) as direct consideration in connection with Permitted Acquisitions.
Disqualified Preferred Stock may be issued by the Borrower pursuant to this
Section 9.13(b) only if (i) based on calculations made by the Borrower on a Pro Forma Basis after giving effect to the issuance of such Disqualified Preferred Stock, no Default or Event of Default will exist, or would have existed during the Test Period most recently ended, under the financial covenants contained in Sections 9.08 through 9.10 of this Agreement, (ii) based on good faith projections (subject to the same understandings as apply to any projections as referenced in Section 8.01(e)) prepared by the Borrower for the period from the date of the issuance of such Disqualified Preferred Stock to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.08 through 9.10 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 through 9.10 of this Agreement through the date which is one year from the date of the issuance of such Disqualified Preferred Stock, and (iii) the Borrower shall furnish to the Agent a certificate by an Authorized Representative of the Borrower certifying to the best of his or her knowledge as to compliance with the requirements of the preceding clauses (i) and (ii) and containing the pro forma calculations and projections required by the preceding clauses (i), (ii), and (iv) such Disqualified Preferred Stock shall not contain any provision in the documents governing or evidencing the same which, in the reasonable judgment of the Agent, are more restrictive than the provisions in the Credit Documents.

     (c) No Restricted Subsidiary of the Borrower shall issue, or permit any of its Restricted Subsidiaries to issue, any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Restricted Subsidiaries in any class of the capital stock of such Restricted Subsidiaries, (iii) to qualify directors to the extent required by applicable law, and (iv) Restricted Subsidiaries formed after the Initial Borrowing Date pursuant to Section 9.12 may issue capital stock to the Borrower or the respective Restricted Subsidiary of the Borrower which is to own such stock in accordance with the requirements of
Section 9.12. All capital stock issued in accordance with this Section 9.13(b) shall, to the extent required by the Pledge Agreement and subject to the qualification set forth in Section 8.11(d) in the case of capital stock of Foreign Subsidiaries, be delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.

     9.14 Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage (directly or indirectly) in any business other than substantially the same lines of business in which they are engaged on the Effective Date and reasonable extensions thereof. The Foreign Sales Corporation will not engage in any business other than the sale of goods and/or services outside of the United States and any business reasonably incidental to the foregoing.

     9.15 Limitation on Certain Restrictions on Subsidiaries. (a) The Borrower will not, and will not permit any of its respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Restricted Subsidiary to (x) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Restricted Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower,
(y) make loans or advances to the Borrower or any of the Borrower's Restricted Subsidiaries or (z) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower and (iv) customary provisions restricting assignment of any licensing agreement entered into by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business.

     (b) The Borrower will not permit any of its Unrestricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction whatsoever on the operations of the Borrower and/or its Restricted Subsidiaries.

     SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

     10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Fees or any other amounts owing hereunder or thereunder; or

     10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

     10.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g)(i), 8.08, 8.11, 8.13 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default, in the case of this clause (ii), shall continue unremedied for a period of 30 days after written notice to the Borrower by the Agent or any Bank; or

     10.04 Default Under Other Agreements. The Borrower or any of its Restricted Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or

(iii) any Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (x) it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, is at least $2,500,000; or

     10.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

     10.06 ERISA. (a) Any Plan and/or Multiemployer Plan, shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under
Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63,
 .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan and/or Multiemployer Plan shall have had or is likely to have a trustee appointed to administer such Plan and/or Multiemployer Plan, any Plan and/or Multiemployer Plan shall have been or is reasonably expected to be terminated or to be the subject of termination proceedings under ERISA, any Plan and/or Multiemployer Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan, Multiemployer Plan, and/or Foreign Pension Plan has not been timely made, the Borrower or any its Restricted Subsidiaries or any ERISA Affiliate has incurred or is reasonably expected to incur a liability to or on account of a Plan and/or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section
401(a)(29), 4971, 4975 or 4980 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or, the Borrower or any of its Restricted Subsidiaries has incurred or is reasonably expected to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of

ERISA) or Foreign Pension Plans, (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) in each case in clauses (a) and (b) above, such lien, security interest or liability, individually, and/or in the aggregate would reasonably be expected to have a Material Adverse Effect; or

     10.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or the Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

     10.08 Subsidiary Guaranty. The Subsidiary Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiary Guaranty, or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty; or

     10.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate for the Borrower and its Restricted Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments exceeds $2,500,000; or

     10.10  Change of Control.  A Change of Control shall occur; or

     10.11 Tax Sharing Agreement. One or more parties to a Tax Sharing Agreement (other than Borrower or any of its respective Restricted Subsidiaries) shall have defaulted in its or their payment obligations in an aggregate amount equal to or greater than $2,500,000 thereunder and such default or defaults shall remain unremedied for a period in excess of ten consecutive Business Days;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result of which would occur upon the giving of written notice by the Agent to the Borrower as specified in clauses (i) and
(ii) below shall occur automatically without the giving of any such notice):
(i) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission and other Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit and all Acceptances then outstanding;
(v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held for the benefit of the Banks pursuant to Section 4.02 to repay outstanding Obligations.

     SECTION 11.  Definitions and Accounting Terms.

     11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acceptance" shall have the meaning provided in Section 2.01(a).

     "Acceptance Facing Fee" shall having the meaning provided in Section
3.01(c).

     "Acceptance Fee" shall have the meaning provided in Section 3.01(b).

     "Additional Collateral" shall mean all property (whether real or personal) in which security interests are granted (or have been purported to be granted) (and continue to be in effect at the time of determination) pursuant to Section 8.11.

     "Additional Mortgage" shall have the meaning provided in Section 8.11(a).

     "Additional Mortgaged Property" shall have the meaning provided in Section 8.11(a).

     "Additional Security Documents" shall mean all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 8.11 with respect to Additional Collateral.

     "Adjusted Available Revolving Loan Commitment" for each Bank shall mean at any time such Bank's Revolving Loan Commitment less such Bank's Adjusted Percentage of the Total Blocked Commitment, if any, at such time.

     "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System publication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources
reasonably selected by the Agent, by (y) a percentage   equal to 100% minus the
stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certificate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other reserves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

     "Adjusted Percentage" shall mean (x) at a time when no Bank Default exists, for each Bank, such Bank's Percentage and (y) at a time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Revolving Loan Commitment at such time by the Adjusted Total Revolving Loan Commitment at such time, it being understood that all references herein to Revolving Loan Commitments and the Adjusted Total Revolving Loan Commitment at a time when the Total Revolving Loan Commitment or Adjusted Total Revolving Loan Commitment, as the case may be, has been terminated shall be references to the Revolving Loan Commitments or Adjusted Total Revolving Loan Commitment, as the case may be, in effect immediately prior to such termination, provided that (A) no Bank's Adjusted Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default, to the extent such change after giving effect to such Bank Default, and any repayment of Revolving Loans and Swingline Loans at such time pursuant to Section 4.02(a) or otherwise, would cause the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings, to exceed the Adjusted Total Revolving Loan Commitment; (B) any changes to the Adjusted Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Loan Commitment; and (C) if (i) a Non-Defaulting Bank's Adjusted Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank's Revolving Loans, or of Unpaid Drawings with respect to Letters of Credit or of Swingline Loans, that were made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Bank's Adjusted Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Bank plus such Bank's new Adjusted Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equalling such Bank's Revolving Loan Commitment at such time.

     "Adjusted Total Available Revolving Loan Commitment" shall mean at any time the Total Available Revolving Loan Commitment at such time less the aggregate Revolving Loan Commitments of all Defaulting Banks at such time.

     "Adjusted Total Revolving Loan Commitment" shall mean at any time the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of all

Defaulting Banks.

     "Affiliate" shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Borrower and any officer or director of the Borrower or any such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" shall mean Bankers Trust Company, in its capacity as Agent for the Banks hereunder, and shall include any successor to the Agent appointed pursuant to Section 12.09.

     "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed or replaced from time to time.

     "Apollo Group" shall mean Apollo Advisors, L.P., Lion Advisors, L.P., Apollo Investment Fund, L.P., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Partners III, L.P., AIF II, L.P., and Apollo Advisors II, L.P., all Delaware limited partnerships.

     "Apollo Management Agreement" shall mean the consulting agreement, dated November 17, 1994, between Apollo Advisors, L.P. and Florsheim.

     "Applicable Commitment Commission Percentage" and "Applicable Margin" shall mean (i) for the period from the Effective Date to but not including the first Start Date after the Borrower's Fiscal Quarter ending June 28, 1997, the percentage per annum set forth below:


                  APPLICABLE       APPLICABLE       APPLICABLE
                  COMMITMENT       MARGIN FOR       MARGIN FOR
                  COMMISSION       BASE RATE        EURODOLLAR
                  PERCENTAGE        LOANS            LOANS
                  ---------------  ---------------  ----------

                  0.50%            1.25%              2.25%


and (ii) during each Margin Adjustment Period beginning after the Initial Borrowing Date, the percentage per annum set forth below opposite the Leverage Ratio indicated to have been achieved on the applicable Test Date for such Margin Adjustment Period (as shown on the respective officer's certificate delivered pursuant to Section 8.01(f)):

                             APPLICABLE       APPLICABLE       APPLICABLE
                             COMMITMENT       MARGIN FOR       MARGIN FOR
                             COMMISSION       BASE RATE        EURODOLLAR
LEVEL     LEVERAGE RATIO     PERCENTAGE         LOANS            LOANS
-----  --------------------  ----------       ----------       ----------
  1    Less than or equal      0.250%             0%              1.00%
       to 3.00:1.00

                             APPLICABLE       APPLICABLE         APPLICABLE
                             COMMITMENT       MARGIN FOR         MARGIN FOR
                             COMMISSION       BASE RATE          EURODOLLAR
LEVEL     LEVERAGE RATIO     PERCENTAGE         LOANS              LOANS
-----  --------------------  ----------       ----------         ----------

  2    Greater than            0.375%             .25%                1.25%
       3.00:1.00 but less
       than or equal to
       3.25:1.00

  3    Greater than            0.375%             .50%                1.50%
       3.25:1.00 but less
       than or equal to
       3.50:1.00

  4    Greater than             0.50%             .75%                1.75%
       3.50:1.00 but less
       than or equal to
       3.75:1.00

  5    Greater than             0.50%             1.00%               2.00%
       3.75:1.00 but less
       than or equal to
       4.0:1.0

  6    Greater than              .50%             1.25%               2.25%
       4.00:1.00 but less
       than or equal to
       4.25:1.00

  7    Greater than              .50%             1.50%               2.50%
       4.25:1.00

provided, however, that (x) if the Borrower fails to deliver the officer's certificate as described in Section 8.01(f) by the date required by such Section, then upon actual delivery by the Borrower of the officer's certificate required by Section 8.01(f) (or the related financial statements upon which such officer's certificate is to be based) for such Test Date, the Borrower shall pay, within five days if payment has already been made (otherwise, on the next Quarterly Payment Date), to the Agent for the account of each Bank with affected Loans, any additional amounts the Borrower would have paid hereunder had the officer's certificates required by Section 8.01(f) been timely delivered and (y) Level 7 pricing shall apply at any time when an Event of Default exists.

     "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

     "Authorized Representative" shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion, Letter of Credit Requests and similar notices and the certificate described in Section 5.04(a), any of the President, Chief Financial Officer, Chief Executive Officer, Chief Operating Officer, Chief Accounting Officer or Treasurer of the Borrower and any other person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Agent, BTCo and each

Issuing Bank; (ii) delivering financial information and officer's certificates pursuant to this Agreement, any of the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer of the Borrower listed in clauses (i) or (ii).

     "Available Net Income Amount" shall mean on any date of determination an amount equal to zero, plus or minus (i) an amount equal to the Consolidated Cumulative 25% Net Income Amount on such date, minus (ii) the aggregate amount of consideration (including the amount of any Indebtedness assumed) in connection with acquisitions effected pursuant to Section 9.02(vi) after the Effective Date and on or prior to such date, in each case to the extent the amount of such consideration was justified pursuant to clause (B) of said
Section 9.02(vi), minus (iii) the aggregate amount of Investments made pursuant to Section 9.05(vi) after the Effective Date and on or prior to such date, in each case to the extent the amount of such Investment was justified pursuant to clause (B) of said Section 9.05(vi), minus (iv) any Dividend payments made by the Borrower pursuant to clause (B) of Section 9.03(ii) after the Effective Date and on or prior to such date, minus (v) the aggregate amount of Capital Expenditures made after the Effective Date pursuant to Section 9.07(c) (2) in each case to the extent the amount thereof was justified pursuant to clause (B) of said Section 9.07(c)(2), minus (vi) the amount of any reduction (expressed as a positive number) required to be made after the Effective Date to the Available Net Income Amount pursuant to the proviso to Section 9.03(iv) plus
(viii) the amount of any increase to the Available Net Income Amount made in accordance with the provisions of clause (2) of Section 9.05(vi).

     "Available Revolving Loan Commitment" for any Bank shall mean, at any time, the Revolving Loan Commitment of such Bank as then in effect less such Bank's Percentage of the amount of the Total Blocked Commitment, if any, at such time.

     "Available $25 Million Basket Amount" shall mean on any date of determination an amount equal to (i) $25,000,000, minus (ii) the aggregate amount of consideration (including the amount of any Indebtedness assumed) in connection with acquisitions effected pursuant to Section 9.02(vi) after the Effective Date and on or prior to such date, in each case to the extent the amount of such consideration was justified pursuant to clause (A) of said
Section 9.02(vi), minus (iii) the aggregate amount of Investments made pursuant to Section 9.05(vi) after the Effective Date and on or prior to such date, in each case to the extent the amount of such Investment was justified pursuant to clause (A) of said Section 9.05(vi), minus (iv) any amounts used to pay Dividends pursuant to clause (A) of Section 9.03(ii) after the Effective Date and on or prior to such date, minus (v) the aggregate amount of Capital Expenditures made after the Effective Date pursuant to Section 9.07(c)(2), in each case to the extent the amount thereof was justified pursuant to clause (A) of said Section 9.07(c)(2), minus (vi) the amount of any reduction (expressed as a positive number) required to be made after the Effective Date to the Available $25 Million Basket Amount pursuant to the proviso to Section 9.03(iv), plus (vii) the amount of any increase to the Available $25 Million Basket Amount made after the Effective Date in accordance with the provisions of clause (2) of Section 9.05(vi); provided that, notwithstanding anything to the contrary contained in Sections 9.02(vi), 9.03(ii), 9.05(vi) or 9.07(c)(2), up to $1,000,000, in the aggregate, of the Available $25 Million Basket Amount shall be available (unless and then to the extent utilized after the Effective
Date) for the purposes set forth in such Sections regardless of the Leverage Ratio at such time.

     "Available Unrestricted Proceeds Amount" shall mean, on any date of determination, an amount equal to zero, plus (i) all Net Cash Proceeds received by the Borrower from issuances of equity by the Borrower (including any exercise of stock options pursuant to the Stock Option Plan and the issuance of any Qualified Preferred Stock or

Disqualified Preferred Stock) after the Initial Borrowing Date, minus (ii) the aggregate amount of consideration (including the amount of any Indebtedness assumed) in connection with acquisitions effected pursuant to Section 9.02(vi) after the Effective Date and on or prior to such date, in each case to the extent the amount of such consideration was justified pursuant to clause (C) of said Section 9.02(vi), minus (iii) the aggregate amount of Investments made pursuant to Section 9.05(vi) after the Effective Date and on or prior to such date, in each case to the extent the amount of such Investment was justified pursuant to clause (C) of said Section 9.05(vi), minus (iv) any Dividend payments made by the Borrower pursuant to clause (C) of Section 9.03(ii) after the Initial Borrowing Date and on or prior to such date, minus (v) the aggregate amount of Capital Expenditures made after the Effective Date pursuant to Section 9.07(c)(2), in each case to the extent the amount thereof was justified pursuant to clause (C) of said Section 9.07(c)(2), minus (vi) the amount of any reduction (expressed as a positive number) required to be made after the Effective Date to the Available Unrestricted Proceeds Amount pursuant to the proviso to Section 9.03(iv), plus (vii) the amount of any increase to the Available Unrestricted Proceeds Amount made after the Effective Date in accordance with the provisions of clause (2) of Section 9.05(vi).

     "Bank" shall mean each financial institution listed on Schedule I, as well as any Person which becomes a "Bank" hereunder pursuant to 13.04(b).

     "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank, in violation of this Agreement, to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Bank having notified in writing the Borrower and/or the Agent that it does not intend to comply with its obligations under Section 1.01(c) or Section 2 in the case of either clause
(i) or (ii), as a result of any takeover of such bank by any regulatory authority or agency.

     "Bankruptcy Code" shall have the meaning provided in Section 10.05.

     "Base Rate" at any time shall mean the higher of (i) 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate and (ii) the Prime Lending Rate.

     "Base Rate Loan" shall mean (i) each Swingline Loan and (ii) each Revolving Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

     "Blocked Commitment" shall mean each of the General Blocked Commitment and the Senior Notes Blocked Commitment.

     "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

     "Borrowing" shall mean the borrowing of one Type of Loan from all the Banks (or from BTCo in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

     "BTCo" shall mean Bankers Trust Company in its individual capacity.

     "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in either

Chicago or New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

     "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles).

     "Capitalized Lease Obligations" of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

     "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause
(i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Rating Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above and (vi) cash and demand deposit accounts maintained in the ordinary course of business.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. Section 9601 et seq.

     "Change of Control" shall mean (i) the Borrower shall at any time cease to own 100% of the capital stock of any of its Restricted Subsidiaries (except, in the case of a Restricted Subsidiary, if 100% of the capital stock thereof is sold or disposed in a transaction permitted pursuant to Section 9.02(ii)(y) or 9.02(ix)), (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) any Person, entity or "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Apollo Group or a Controlled Account) is or becomes the beneficial owner of an amount of outstanding Voting Stock, or of outstanding common stock, of the Borrower in excess of 25%, and the Apollo Group and/or one or more Controlled Accounts own less than such Person, entity or group (as defined above), of the total amount of fully diluted shares of outstanding Voting Stock or common stock, as the case may be, of the Borrower.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     "Collateral" shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties, all cash and Cash Equivalents delivered as collateral pursuant to
Section 4.02 or 10 hereof and all Additional Collateral, if any.

     "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

     "Collective Bargaining Agreements" shall have the meaning provided in
Section 5.05.

     "Commitment Commission" shall have the meaning provided in Section
3.01(a).

     "Consent Solicitation" shall have the meaning provided in Section 5.16.

     "Consolidated Cumulative Net Income Period" shall mean each period consisting of a fiscal quarter of the Borrower ending after the Initial Borrowing Date and for which the related financial statements required to be delivered pursuant to Section 8.01(b) or (c), as the case may be, have theretofore been delivered.

     "Consolidated Cumulative 25% Net Income Amount" shall mean, at any date an amount determined on a cumulative basis equal to (i) the sum of 25% of Consolidated Net Income for all Consolidated Cumulative Net Income Periods ending after the Initial Borrowing Date and prior to such date of determination for which Consolidated Net Income was a positive number, minus (ii) 100% of Consolidated Net Income (expressed as a positive number) for all Consolidated Cumulative Net Income Periods ending after the last day of the Initial Borrowing Date and prior to such date of determination for which Consolidated Net Income was a negative number.

     "Consolidated Debt" shall mean the sum of (i) all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis with respect to borrowed money or other obligations of such Persons which would appear on the balance sheet of such Persons as indebtedness (excluding, in any event, consolidated current liabilities (other than short-term debt and the current portion of long-term debt), deferred tax and pension liabilities, the amount available to be drawn under letters of credit issued for the account of such Persons (other than unreimbursed drawings) and other Contingent Obligations) and (ii) an amount equal to the greater of the aggregate liquidation preference and the maximum fixed repurchase price of any outstanding Disqualified Preferred Stock.

     "Consolidated EBITDA" shall mean, with respect to any period, Consolidated Net Income for such period before payment of or provision for taxes measured by income plus interest charges (to the extent deducted in computing Consolidated Net

Income for such period), fees payable in connection with this Agreement (to the extent deducted in computing Consolidated Net Income for such period), amortization and depreciation expense (to the extent deducted in computing Consolidated Net Income for such period), and other non-cash items reducing Consolidated Net Income for such period, in each case determined on a consolidated basis for the Borrower and its Restricted Subsidiaries.

     "Consolidated Net Income" shall mean, for any period, the consolidated net income of the Borrower and its Restricted Subsidiaries for such period, in each case determined on a consolidated basis, excluding (i) gains or losses from dispositions of assets other than from dispositions of inventory in the ordinary course of business, (ii) any extraordinary items, and (iii) other non-recurring items not related to operations.

     "Consolidated Net Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA for such period to Consolidated Net Interest Expense for such period, provided that, in case of Test Periods ended before the first anniversary of the Initial Borrowing Date, for purposes of calculating Consolidated Net Interest Coverage Ratio only, Consolidated Net Interest Expense shall mean for each such Test Period (x) an amount equal to the actual Consolidated Net Interest Expense for the period from the Initial Borrowing Date through the end of the fiscal quarter most recently ended, multiplied by (y) a fraction the numerator of which is 360 and the denominator of which is the number of days actually elapsed during such period.

     "Consolidated Net Interest Expense" shall mean, for any period, the sum of
(i) the aggregate amount of interest expense (excluding non-cash interest, non-cash financing fee amortization, amortization of discount and non-cash cap or hedging fee amortization), whether payable, accrued or paid (without duplication) for the Borrower and its Restricted Subsidiaries, in each case determined on a consolidated basis, which is treated as interest expense during such period in accordance with generally accepted accounting principles and
(ii) the product of (x) the amount of all Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock paid, accrued or scheduled to paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between one and zero) of the Borrower as reflected in the audited consolidated financial statements of the Borrower for its most recently completed Fiscal Year, which amounts described in preceding clause (ii) shall be treated as interest expense of the Borrower and its Restricted Subsidiaries for purposes of this definition regardless of the treatment of such amounts under generally acceptable accounting principles, less (iii) the aggregate amount of cash interest income of the Borrower and its Restricted Subsidiaries during such period.

     "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     "Continuing Directors" shall mean the Directors of the Borrower on the Initial Borrowing Date and each other Director if such Director's nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

     "Controlled Account" shall mean any account managed by the Apollo Group for so long as the Apollo Group exercises sole power of disposition and voting with respect thereto.

     "Credit Documents" shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Security Document and the Subsidiary Guaranty and, after the execution and delivery thereof, each additional guaranty or Additional Security Document executed pursuant to Section 8.11.

     "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

     "Credit Party" shall mean the Borrower and each Subsidiary Guarantor.

     "Currency Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

     "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

     "Disqualified Preferred Stock" means any Preferred Stock of the Borrower which would be Qualified Preferred Stock except that regular accruing dividends thereon are required to be paid in cash; provided that in no event shall any Disqualified Preferred Stock be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable, or be required to be repurchased, including at the option of the holder thereof (including, without limitation, upon the occurrence of an event which would constitute a Change of Control), in whole or in part, at any time on or prior to the third anniversary of the Maturity Date.

     "Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of property (other than common stock or options to purchase same of such Person or Qualified Preferred Stock of the Borrower paid as a pay-in-kind Dividend on any outstanding Qualified Preferred Stock of the Borrower) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock other than options issued by the Borrower pursuant to the Stock Option
Plan), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made during any period by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, except to the extent such payments have reduced Consolidated EBITDA during the respective period.

     "Documents" shall mean and include all Credit Documents and all Refinancing Documents.

     "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

     "Domestic Subsidiary" with respect to any Person shall mean a Subsidiary thereof other than a Foreign Subsidiary thereof.

     "Domestic Wholly-Owned Subsidiary" of any Person shall mean each Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary.

     "Drawing" shall have the meaning provided in Section 2.05(b).

     "Effective Date" shall have the meaning provided in Section 13.10.

     "Eligible Transferee" shall mean and include a commercial bank, mutual fund, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

     "Employment Agreements" shall have the meaning provided in Section 5.05.

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

     "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the

Borrower or any of its respective Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C.
Section  1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section
2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

     "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b),
(c), (m) or (o) of the Code or (ii) as a result of the Borrower or any Subsidiary of the Borrower being or having been a general partner of such person.

     "Eurodollar Loan" shall mean each Revolving Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

     "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

     "Event of Default" shall have the meaning provided in Section 10.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Existing Credit Agreement" shall mean the $75 million Credit Facility dated as of November 17, 1994 among the Borrower, BT Commercial Corporation and the lenders party thereto.

     "Existing Debt Agreement" shall have the meaning provided in Section 5.05.

     "Existing Indebtedness" shall have the meaning provided in Section 7.22.

     "Existing Letters of Credit" shall mean the letters of credit listed on
Schedule X and previously issued under the Existing Credit Agreement.

     "Facing Fee" shall have the meaning provided in Section 3.01(c).

     "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

     "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

     "FIRREA" shall mean Financial Institution Reform, Recovery and Enforcement Act of 1989.

     "Fiscal Year" shall mean each fiscal year of the Borrower.

     "Florsheim Occupational" shall mean Florsheim Occupational Footwear, Inc. (f/k/a Hy-Test, Inc.).

     "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by any Borrower or any one or more of its respective Subsidiaries primarily for the benefit of employees of such Borrower or such Subsidiary residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

     "Foreign Sales Corporation" shall mean a Wholly-Owned Foreign Subsidiary of the Borrower and/or its Restricted Subsidiaries created for the purpose of effecting sales of goods and/or services in foreign countries.

     "Foreign Subsidiary" with respect to any Person shall mean each Subsidiary thereof that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, the United States Virgin Islands or Puerto Rico.

     "Furniture Brands Tax Sharing Agreement" shall mean the Tax Sharing Agreement, dated as of November 17, 1994, among the Borrower and Furniture Brands International, Inc., as amended.

     "General Blocked Commitment" shall initially mean $20,000,000, which amount shall be reduced from time to time as provided in Section 3.04.

     "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing any level of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances,"

"hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

     "Inactive Subsidiary" shall mean any Subsidiary of the Borrower that owns (and continues to own) no assets (other than nominal assets, including, without limitation, any treasury stock of the Borrower) and is (and continues to be) inactive.

     "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, in connection with, take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and
(vii) all obligations under any Interest Rate Protection Agreement or Currency Hedging Agreement.

     "Indian Joint Venture" shall mean, for so long as the Borrower beneficially owns at least 20% of all outstanding capital stock thereof, Florind Shoes Limited or any successor thereto.

     "Initial Borrowing Date" shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Revolving Loans occurs.

     "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

     "Interest Period" shall have the meaning provided in Section 1.09.

     "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

     "Investments" shall have the meaning provided in Section 9.05.

     "Issuing Bank" shall mean BTCo and any Bank which, at the request of the Borrower (notice of which request shall be given to the Agent), agrees, in such Bank's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.

     "L/C Supportable Obligations" shall mean obligations of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations, and all obligations customarily supported by Standby Letters of Credit and satisfactory to the Agent.

     "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

     "Letter of Credit" shall have the meaning provided in Section 2.01(a) and shall include Trade Letters of Credit and Standby Letters of Credit.

     "Letter of Credit Facing Fee" shall have the meaning provided in Section 3.01(c).

     "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

     "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit which have not terminated and Acceptances which have not matured or been prepaid and (ii) the amount of all Unpaid Drawings.

     "Letter of Credit Request" shall mean any request for the issuance of a Letter of Credit made by the Borrower pursuant to Section 2.03(a), including Trade Letter of Credit Requests and Standby Letter of Credit Requests.

     "Letter of Credit Service Agreement" shall have the meaning provided in
Section 2.03(a).

     "Leverage Ratio" shall mean on any date the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

     "Loan" shall mean each Revolving Loan and each Swingline Loan.

     "Management Agreements" shall have the meaning provided in Section 5.05.

     "Mandatory Borrowing" shall have the meaning provided in Section 1.01(c).

     "Margin Adjustment Period" shall mean each period which shall commence on a date occurring after the Effective Date on which the respective officer's certificate is delivered pursuant to Section 8.01(f) and which shall end on the earlier of (i) the date of actual delivery of the next officer's certificate pursuant to Section 8.01(f) and (ii) the latest date on which the next officer's certificate is required to be delivered pursuant to Section 8.01(f).

     "Margin Stock" shall have the meaning provided in Regulation U.

     "Material Adverse Effect" shall mean a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and its Restricted Subsidiaries taken as a whole.

     "Maturity Date" shall mean May 9, 2002.

     "Maximum Foreign Investment Amount" shall mean $5,000,000 as of the Initial Borrowing Date, and shall increase by an additional $5,000,000 on each anniversary of the Initial Borrowing Date, on a cumulative basis.

     "Maximum Swingline Amount" shall mean $10,000,000.

     "Mortgage" shall have the meaning provided in Section 5.10(a).

     "Mortgage Policies" shall have the meaning provided in Section 5.10(b).

     "Mortgaged Property" shall mean all Real Property of the Borrower and its Subsidiaries listed on Schedule III and designated as "Mortgaged Property" therein.

     "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate and each such plan for the five year period immediately following the latest date on which the Borrower, any Subsidiaries of the Borrower or any ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan.

     "Net Cash Proceeds" shall mean for any event requiring a commitment reduction pursuant to Section 3.03, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

     "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Banks pursuant to this Agreement) which is secured by the respective assets which were sold, and the estimated marginal increase in income taxes which will be payable by the Borrower's consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale; but excluding any portion of any such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Agent a certificate signed by an Authorized Representative as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined, (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Restricted Subsidiaries shall constitute Net Sale Proceeds on such date received by the

Borrower and/or any of its Restricted Subsidiaries from such sale, lease, transfer or other disposition.

     "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

     "Note" shall mean each Revolving Note and the Swingline Note.

     "Notice of Borrowing" shall have the meaning provided in Section 1.03.

     "Notice of Conversion" shall have the meaning provided in Section 1.06.

     "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, New York, New York 10006, Attention: Anthony Logrippo or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

     "Obligations" shall mean all amounts owing to the Agent, the Collateral Agent, any Issuing Bank or any Bank pursuant to the terms of this Agreement or any other Credit Document.

     "Participant" shall have the meaning provided in Section 2.04(a).

     "Pay-In-Kind Preferred Stock" means any Preferred Stock where all dividends with respect thereto may, at the option of the issuer thereof, be paid through the issuance of additional shares of preferred stock of the same series.

     "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

     "Permitted Acquisition" shall mean the acquisition by the Borrower or any of its Restricted Subsidiaries of assets constituting part of or an entire business or division of any person not already a Subsidiary of the Borrower or of 100% of the capital stock of any such Person to the extent permitted and effected under Section 9.02(vi).

     "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Agent in its reasonable discretion.

     "Permitted Liens" shall have the meaning provided in Section 9.01.

     "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plans" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

     "Pledge Agreement" shall have the meaning provided in Section 5.08.

     "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

     "Pledged Securities" shall mean "Pledged Securities" as defined in the Pledge Agreement.

     "Preferred Stock," as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Qualified Preferred Stock and Disqualified Preferred Stock.

     "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

     "Pro Forma Basis" shall mean, as to any Person, for any of the following events which occur subsequent to the commencement of a period for which the financial effect of such event is being calculated, and giving effect to the event for which such calculation is being made, such calculation as will give pro forma effect to such event as if same had occurred at the beginning of such period of calculation, and

           (i) for purposes of the foregoing calculation, the transaction giving rise to the need to calculate the pro forma effect to any of the following events shall be assumed to have occurred on the first day of the four fiscal quarter period last ended before the occurrence of the respective event for which such pro forma effect is being determined (the "Reference Period"), and

           (ii) in making any determination with respect to the incurrence or assumption of any Indebtedness or issuance of any Disqualified Preferred Stock during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction referenced in clause (i) above (the "Transaction Date"), (x) all Indebtedness (including the Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving indebtedness incurred for working capital purposes and not to finance any Permitted Acquisition) and Disqualified Preferred Stock incurred or permanently repaid during the Reference

      Period shall be deemed to have been incurred or repaid at the beginning of such period, (y) Consolidated Net Interest Expense of such Person attributable to interest or dividends on any Indebtedness or Disqualified Preferred Stock, as the case may be, bearing floating interest rates should be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period and
      (z) Consolidated Net Interest Expense will be increased or reduced by the net cost (including amortization of discount) or benefit (after giving effect to amortization of discount) associated with the Interest Rate Protection Agreements, which will remain in effect for the twelve-month period after the Transaction Date and which shall have the effect of fixing the interest rate on the date of computation, and

           (iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or Significant Divestiture which occurred during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date, as if such Permitted Acquisition or Significant Divestiture occurred on the first day of the Reference Period, taking into account cost savings, other synergies and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings, other synergies or expenses were realized on the first day of the Reference Period.

     "Projections" shall have the meaning provided in Section 5.14(b).

     "Qualified Preferred Stock" means any Pay-In-Kind Preferred Stock of the Borrower, or any other Preferred Stock of the Borrower, the express terms of which shall provide that Dividends thereon shall not be required to be paid in cash at any time that such cash payment would be prohibited by the terms of this Agreement (and any refinancings, replacements or extensions hereof) and in either case which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including an event which would constitute a Change of Control), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an event which would constitute a Change of Control), in whole or in part, on or prior to the third anniversary of the Maturity Date.

     "Quarterly Payment Date" shall mean the last Business Day of each June, September, December and March, occurring after the Initial Borrowing Date.

     "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 et seq.

     "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

     "Recovery Event" shall mean the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03.

     "Refinancing" shall mean (i) the termination of the commitments under the Existing Credit Agreement and the refinancing of all loans outstanding thereunder and (ii) the purchase, pursuant to the Tender Offer/Consent Solicitation, of at least a majority, and of up to 100%, of the theretofore outstanding principal amount of Senior Notes.

     "Refinancing Documents" shall mean all documentation in connection with the Tender Offer/Consent Solicitation and the Refinancing, including, without limitation, the Consent Solicitation and the Senior Notes Indenture Amendment.

     "Register" shall have the meaning provided in Section 13.17.

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

     "Replaced Bank" shall have the meaning provided in Section 1.13.

     "Replacement Bank" shall have the meaning provided in Section 1.13.

     "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection
 .22, .23, .24, .25, .27 or .28 of PBGC Regulation Section 4043.

     "Required Appraisal" shall have the meaning provided in Section 8.11(h).

     "Required Banks" shall mean Non-Defaulting Banks, the sum of whose outstanding Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and Adjusted Percentage of Swingline Loans and Letter of Credit Outstandings) represent greater than 50% of the sum of the Adjusted Total Revolving Loan Commitment (or after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Adjusted Percentages of all

Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

     "Required Interest Rate Protection Period" shall have the meaning provided in Section 8.12.

     "Restricted Subsidiaries" shall mean, (x) all of the Subsidiaries of the Borrower and its respective Subsidiaries in existence on the Initial Borrowing Date (other than any Inactive Subsidiaries), (y) any Subsidiary (other than an Unrestricted Subsidiary) that is created, established or acquired after the Initial Borrowing Date and (z) any Subsidiary that ceases to be an Inactive Subsidiary.

     "Returns" shall have the meaning provided in Section 7.09.

     "Revolving Loan" shall have the meaning provided in Section 1.01(a).

     "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I hereto directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

     "Revolving Note" shall have the meaning provided in Section 1.05(a).

     "Scheduled Commitment Reduction" shall have the meaning provided in
Section 3.03(c).

     "Scheduled Commitment Reduction Date" shall mean each date upon which any Scheduled Commitment Reduction is to occur.

     "SEC" shall have the meaning provided in Section 8.01(h).

     "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

     "Secured Creditors" shall have the meaning assigned that term in the Security Documents.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Agreement" shall have the meaning provided in Section 5.09.

     "Security Agreement Collateral" shall mean all "Collateral" as defined in the Security Agreement.

     "Security Document" shall mean the Pledge Agreement, the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Mortgage and each Additional Security Document.

     "Senior Notes" shall mean the $85,000,000 original aggregate principal amount of the Borrower's 12 3/4% Senior Notes due 2002.

     "Senior Notes Blocked Commitment" shall initially mean that amount which is equal to the aggregate principal amount of Senior Notes which will remain outstanding after giving effect to the Refinancing, which amount shall be reduced from time to time as provided in Section 3.04.

     "Senior Notes Documents" shall mean the Senior Notes, the Senior Notes Indenture and any other documentation relating to the Senior Notes.

     "Senior Notes Indenture" shall have the meaning provided in Section 5.16.

     "Senior Notes Indenture Amendment" shall have the meaning provided in
Section 5.16.

     "Shareholders' Agreement" shall have the meaning provided in Section 5.05.

     "Significant Divestiture" shall mean any sale or other disposition of assets by the Borrower and/or its Restricted Subsidiaries, the fair market value of which exceeds $1,000,000 for any transaction (or series of related transactions).

     "Solvent Entity" shall have the meaning provided in Section 7.05(c).

     "Standby Letter of Credit" shall mean any Standby Letter of Credit or similar instrument issued or deemed issued for the account of any Borrower pursuant to Section 2.01 for the purpose of supporting L/C Supportable Obligations.

     "Standby Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

     "Start Date" shall mean, with respect to any Margin Adjustment Period, the first day of such Margin Adjustment Period.

     "Stated Amount" of (x) each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met) and (y) each Acceptance shall mean the amount of each such Acceptance.

     "Stock Option Plan" shall mean the Florsheim Shoe Company 1994 Stock Option Plan, the Charles J. Campbell 1996 Stock Option Plan and, after the execution and delivery thereof to the Agent pursuant to Section 13.18, the Florsheim Group Inc. 1997 Non-Employee Stock Option Plan, as the same may, from time to time, be modified.

     "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. As used in this Agreement, the term "Subsidiary" shall include or apply to any Restricted Subsidiary and any Unrestricted Subsidiary.

     "Subsidiary Guarantor" shall mean each Subsidiary of the Borrower incorporated in the United States or any State thereof other than Florsheim Occupational (so long as Florsheim Occupational remains an Inactive Subsidiary).

     "Subsidiary Guaranty" shall have the meaning provided in Section 5.07.

     "Supermajority Banks" shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if the term "50%" contained therein were changed to "66-2/3%."

     "Swingline Expiry Date" shall mean the date which is two Business Days prior to the Maturity Date.

     "Swingline Loan" shall have the meaning provided in Section 1.01(b).

     "Swingline Note" shall have the meaning provided in Section 1.05(a).

     "Tax Sharing Agreement" shall have the meaning provided in Section 5.05.

     "Taxes" shall have the meaning provided in Section 4.04(a).

     "Tender Offer" shall have the meaning provided in Section 5.16.

     "Tender Offer/Consent Solicitation" shall have the meaning provided in
Section 5.16.

     "Test Date" shall mean the last day of each fiscal quarter ended after the Initial Borrowing Date.

     "Test Period" at any time shall mean the period of four consecutive fiscal quarters of the Borrower ended on the last Test Date which therefore occurred.

     "Total Available Revolving Loan Commitment" shall mean, at any time, the Total Revolving Loan Commitment less the Total Blocked Commitment, if any, at such time.

     "Total Blocked Commitment" shall mean, at any time, the sum of the General Blocked Commitment and the Senior Notes Blocked Commitment at such time.

     "Total Funded Debt" shall mean, as applied to any Person, the aggregate amount of all Indebtedness of such Person that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

     "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

     "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment, less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans outstanding plus the then aggregate amount of Letter of Credit Outstandings.

     "Trade Letter of Credit" shall mean any Letter of Credit or similar instrument issued for the account of the Borrower pursuant to Section 2.01 for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or its Restricted Subsidiaries in the ordinary course of business of the Borrower or its Restricted Subsidiaries.

     "Trade Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

     "Transaction" shall mean (i) the consummation of the Refinancing and (ii) the incurrence of the Loans hereunder on the Initial Borrowing Date.

     "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

     "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

     "Unfunded Current Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated benefits under the Plan as of the close of its most recent plan year each exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

     "United States" and "U.S." shall each mean the United States of America.

     "Unpaid Drawing" shall have the meaning provided for in Section 2.05(a).

     "Unrestricted Subsidiary" shall mean any Wholly-Owned Subsidiary of the Borrower that is acquired or created after the Initial Borrowing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Initial Borrowing Date and so long as (i) no Default or Event of Default exists or would result therefrom and
(ii) 100% of the capital stock of such newly-designated Unrestricted Subsidiary is owned by the Borrower or another Unrestricted Subsidiary and all of the provisions of Section 9.12 shall have been complied with in respect of such newly-designated Unrestricted Subsidiary and such Unrestricted Subsidiary is capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with,
Section 9.05(vi), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments made pursuant to Section 9.05(vi), provided that at the time of the initial Investments by the Borrower in such Subsidiary (x) the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Agent and
(y) such entity and the Borrower shall have entered into tax sharing and management services agreements on a basis reasonably satisfactory to the Agent. Additionally, the Borrower may not designate any Subsidiary created or acquired pursuant to a Permitted Acquisition as an Unrestricted Subsidiary.

     "Unutilized Available Revolving Loan Commitment" with respect to any Bank, at any time, shall mean such Bank's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such

Bank, (ii) such Bank's Adjusted Percentage of the Letter of Credit Outstandings at such time and (iii) such Bank's Adjusted Percentage of the Senior Notes Blocked Commitment, if any, at such time.

     "Unutilized Revolving Loan Commitment" with respect to any Bank, at any time, shall mean such Bank's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such Bank and (ii) such Bank's Adjusted Percentage of the Letter of Credit Outstandings at such time.

     "Voting Stock" shall mean, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

     "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

     SECTION 12.  The Agent.

     12.01 Appointment. The Banks hereby designate BTCo as Agent (for purposes of this Section 12, the term "Agent" shall include BTCo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates. Other than the Borrower's rights under Section 12.09, the provisions of this Section 12 are solely for the benefit of the Agent and the Banks, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof.

     12.02 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

     12.03 Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Except as otherwise expressly agreed to in writing, neither the Agent nor any of its respective affiliates nor any of its respective officers, directors, agents, or employees shall be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

     12.04 Certain Rights of the Agent. If the Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

     12.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent (which may be counsel for the Credit Parties).

     12.06 Indemnification. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective Percentages (and if the Total Revolving Loan Commitment has terminated, as same would be determined immediately prior to giving effect to such termination, but adjusted for any assignments of outstandings pursuant to said commitments effected after the termination of the Total Revolving Loan Commitment), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

     12.07 The Agent in its Individual Capacity. With respect to its obligation to make Loans and participate in Letters of Credit under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

     12.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

     12.09 Resignation by the Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

     (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower (which approval shall not be unreasonably withheld or delayed); provided that if the Borrower shall recommend a successor Agent to the Banks, the Required Banks will not unreasonably withhold their consent.

     (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a commercial bank or trust company with capital and surplus of not less than $500 million as successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Agent as provided above. Notwithstanding anything to the contrary in Section 12.09(b) and (c), the Borrower shall have no rights with respect to the appointment of a successor Agent upon the occurrence and continuance of an Event of Default.

     (d)  If no successor Agent has been appointed pursuant to clause (b) or
(c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Agent as provided above.

     (e) Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent.

     SECTION 13.  Miscellaneous.

     13.01 Payment of Expenses, etc. The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agent in connection with its respective syndication efforts with respect to this Agreement and of the Agent and, following and during the continuation of an Event of Default, each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and, following and during the continuation of an Event of Default, for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agent and each Bank (including in its capacity as an Issuing Bank), and each of its respective officers, directors, employees, representatives, affiliates and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries, or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

     13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of all Credit Parties to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

     13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at the Borrower's address specified opposite its signature below; if to any other Credit Party, at such Credit Party's address set forth in any Credit Document; if to any Bank, at its address specified opposite its name on Schedule II below; and if to the Agent, at its Notice Office; or, as to any Credit Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Agent and the Borrower shall not be effective until received by the Agent or the Borrower, as the case may be.

     13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Banks and, provided further, that although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note or extend the expiry date of any Letter of Credit in which such participant is participating beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans and/or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

     (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) after providing at least two Business Days prior notice to the Borrower, assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitments (or, if the Revolving Loan Commitments have terminated, its outstanding obligations) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the Revolving Loan Commitments of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments, (iii) the consent of the Agent, the Borrower and any Issuing Bank shall be required in connection with any such assignment of a Bank's Revolving Loan Commitment (which consents shall not be unreasonably withheld or delayed) and (iv) the Agent shall receive at the time of each such assignment (other than in connection with an assignment by a Bank to an affiliate of such Bank), from the assigning or assignee Bank, the payment of a non-refundable fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 13.17 hereof. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitments. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Revolving Loan Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under
Section 1.10 or 1.11 greater than those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such greater increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

     (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

     13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

     13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of any such payment) pro rata based upon its respective shares, if any, of the Obligations with respect to which such payment was received.

     (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or other Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

     13.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States (or the equivalent thereof in any country in which a Foreign Sales Corporation is doing business, as applicable) consistently applied throughout the periods involved, provided that, (i) except as otherwise specifically provided herein, all computations of Available $25 Million Basket Amount, Available Unrestricted Proceeds Amount, Available Net Income Amount, Consolidated Cumulative 25% Net Income Amount and all computations determining compliance with Sections 9.02 through 9.10, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to

Section 7.05(a) and (ii) for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

     (b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or other Fees are payable.

     13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CT CORPORATION SYSTEM, WITH OFFICES ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE AND ACCEPT FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH CREDIT PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE AGENT UNDER THIS AGREEMENT. THE BORROWER FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY CREDIT PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

     (b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND

AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

     13.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower, the Agent and each Bank shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile device) the same to the Agent at its Notice Office.

     13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) (with Obligations being directly affected thereby in the case of following clause
(i)), (i) extend the final scheduled maturity of any Loan or Note, or extend the stated maturity of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral under all the Security Documents (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12, (iv) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Initial Borrowing Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (t) increase the Revolving Loan Commitment of any Bank over the amount thereof then in effect without the written consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in any Revolving Loan Commitments shall not constitute an increase of the Revolving Loan Commitment of any Bank, and that an increase in the available portion of any Revolving Loan Commitment of any Bank shall not constitute an increase in the Revolving Loan Commitment of such Bank), (u) without the written consent of the respective Issuing Bank or Issuing Banks, amend, modify or waive any provision of Section 2 with respect to Letters of Credit issued by it or alter its rights or obligations with respect to Letters of Credit or Acceptances, (v) without the consent of BTCo, amend, modify or waive any provision of Sections 1.01(b) and (c) or alter its rights and obligations with respect to Swingline Loans, (w) without the consent of the Agent, amend, modify or waive any provision of Section 12 as same applies to the Agent or any other provision as same relates to the rights or obligations of the Agent, (x) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (y) without the consent of the Supermajority Banks (1) amend, modify or waive any Scheduled Commitment Reduction or (2) reduce the percentage specified in the definition of Supermajority Banks.

     (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Bank's Revolving Loan Commitment in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Revolving Loan Commitments are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Revolving Loan Commitments and/or outstanding Loans of existing

Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Banks (determined both before and after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Bank, terminate its Revolving Loan Commitment or repay its Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

     13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06 shall, subject to Section 13.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

     13.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Bank prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

     13.15 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Sections 1.10, 1.11, 2.06 or 4.04 of this Agreement, unless a Bank gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) the date the Bank incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Bank has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Bank shall only be entitled to be compensated for such amount jointly and severally by the Borrower pursuant to said Section 1.10, 1.11, 2.06 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Bank giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11, 2.06 or 4.04, as the case may be. This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11, 2.06 and 4.04.

     13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Bank agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such
Bank) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Borrower to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public (except as a result of the unauthorized disclosure of such information by such Bank), (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such

Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to any Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Bank, provided that such prospective transferee agrees to maintain the confidentiality contained in this Section.

     (b) The Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this
Section 13.16 to the same extent as such Bank.

     13.17 Register. The Borrower hereby designates the Agent to serve as the Borrower's agent, solely for purposes of this Section 13.17, to maintain a register (the "Register") on which it will record the Revolving Loan Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Revolving Loan Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Revolving Loan Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 13.17, provided that the Borrower shall have no obligation to indemnify the Agent for any loss, claim, damage, liability or expense which resulted primarily from the gross negligence or willful misconduct of the Agent.

     13.18 Post Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

           (a) Mortgage Policies. The Borrower will deliver, or cause to be delivered, within ten (10) Business Days after the Effective Date, Mortgage Policies complying with the requirements set forth in Section 5.10(b);

           (b) Foreign Corporation Stock. The Borrower will use its best efforts to deliver, as soon as practicable, to the Collateral Agent, as pledgee, the capital stock constituting Pledged Securities of Florsheim Europe, S.r.l. and Florsheim B.V., together with executed and undated stock powers related thereto; and

           (c) Florsheim Group Inc. 1997 Non-Employee Stock Option Plan. The Borrower will deliver or cause to be delivered, within ten (10) Business Days after the execution thereof by the parties thereto, a true and correct copy of the Florsheim Group Inc. 1997 Non-Employee Stock Option Plan.

           All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of Section 13.18 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by
Section 13.18 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Banks that the actions required pursuant to this Section 13.18 will be taken within the relevant time periods referred to in this Section 13.18 and that, at such time, all representations and warranties contained in this Agreement and the other
Credit Documents shall then be true and correct without any modification pursuant to this Section 13.18.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:


200 North LaSalle Street                FLORSHEIM GROUP INC.
Chicago, Illinois  60601
Tel:  (312) 458-2500
Fax:  (312) 458-2641
Attention:                            By /s/ Thomas E. Poggensee
                                        ----------------------------
                                        Title: Secretary, Treasurer and
                                               Chief Accounting Officer

One Bankers Trust Plaza                 BANKERS TRUST COMPANY,
130 Liberty Street                        as a Bank and as Agent
New York, NY  10006
Tel: (212) 250-4886
Fax: (212) 250-7218
Attention:  Anthony Logrippo            By /s/ Anthony LoGrippo
                                           -----------------------------------
                                           Title:  Vice President

                                     BANK OF AMERICA ILLINOIS



                                     By  /s/ Christine M. Tierney
                                     -----------------------------------
                                     Title: Senior Vice President

                                     CAISSE NATIONALE DE CREDIT AGRICOLE



                                     By  /s/ David Bouhl
                                     -----------------------------------
                                     Title: Head of Corporate Banking

                                     CREDIT LYONNAIS CHICAGO BRANCH



                                     By  /s/ Matthew Kirst
                                     -----------------------------------
                                     Title: Vice President

                                     HARRIS TRUST AND SAVINGS BANK



                                     By  /s/ Scott F. Geik
                                     -----------------------------------
                                     Title: Vice President

                                     HELLER FINANCIAL, INC.



                                     By  /s/ Linda W. Wolf
                                     -----------------------------------
                                     Title: Senior Vice President

                                     LASALLE NATIONAL BANK



                                     By  /s/Steven M. Marks
                                     -----------------------------------
                                     Title: Vice President

                                     SOCIETE GENERALE, CHICAGO BRANCH



                                     By  /s/ Robert W. Bolt
                                     -----------------------------------
                                     Title: Vice President

                                     THE SUMITOMO BANK, LIMITED



                                     By  /s/ H. W. Redding
                                     -----------------------------------
                                     Title: Vice President & Manager


                                     By /s/ Thomas A. Garza
                                     -----------------------------------
                                     Title: Vice President

                                     TRANSAMERICA BUSINESS CREDIT
                                     CORPORATION



                                     By  /s/ Perry Vavoules
                                     -----------------------------------
                                     Title: Senior Vice President

                                                                      SCHEDULE I



                                  COMMITMENTS






                                                   Revolving
                                                      Loan
Bank                                               Commitment
----                                             --------------

 Bankers Trust Company                             $13,333,334

 Bank of America Illinois                            9,000,000

 Caisse Nationale de Credit Agricole                10,750,000

 Credit Lyonnais Chicago Branch                      9,000,000

 Harris Trust and Savings Bank                      13,333,333

 Heller Financial, Inc.                             10,750,000

 LaSalle National Bank                              13,333,333

 Societe Generale, Chicago Branch                   10,750,000

 The Sumitomo Bank, Limited                          9,000,000

 Transamerica Business Credit Corporation           10,750,000
                                                  ------------


 Total                                            $110,000,000

                                                                     SCHEDULE II



                                 BANK ADDRESSES



       Bankers Trust Company               130 Liberty Street
                                           New York, New York  10006
                                           Telephone No.:  212-250-4886
                                           Telecopier No.:  212-250-7200
                                           Attention:  Anthony Logrippo


       Bank of America Illinois            231 South LaSalle Street
                                           Chicago, IL  60697
                                           Telephone No.:  312-828-6316
                                           Telecopier No.: 312-828-1974
                                           Attention:  Christine Tierney


       Caisse Nationale de Credit
        Agricole                           55 East Monroe Street
                                           Chicago, IL  60603
                                           Telephone No.:  312-917-7454
                                           Telecopier No.: 312-372-2830
                                           Attention:  Joan Goodman


       Credit Lyonnais Chicago Branch      1301 Avenue of the Americas
                                           New York, NY  10019
                                           Telephone No.:  212-261-7000
                                           Telecopier No.: 212-459-3176
                                           Attention:  Matthew Kirst


       Harris Trust and Savings Bank       111 West Monroe Street
                                           Chicago, IL  60690
                                           Telephone No.:  312-461-5113
                                           Telecopier No.: 312-461-2591
                                           Attention:  Scott Geik



       Heller Financial, Inc.              500 West Monroe Street
                                           Chicago, IL  60661
                                           Telephone No.:  312-441-7894
                                           Telecopier No.: 312-441-7357
                                           Attention:  Linda Wolf


       LaSalle National Bank               135 South LaSalle Street
                                           Chicago, IL  60603

                                                                     SCHEDULE II
                                                                          Page 2


                                         Telephone No.:  312-904-6189
                                         Telecopier No.: 312-904-4605
                                         Attention:
        Steven M. Mark



   Societe Generale, Chicago             181 West Madison Street
    Branch                               Suite 3400
                                         Chicago, IL  60602
                                         Telephone No.:  312-578-5014
                                         Telecopier No.: 312-578-5099
                                         Attention:  Robert W. Bolt


   The Sumitomo Bank, Limited            233 South Wacker Drive
                                         Suite 5400
                                         Chicago, IL  60606
                                         Telephone No.:  312-993-6251
                                         Telecopier No.: 312-993-6255
                                         Attention:  Tom Garza


   Transamerica Business Credit
    Corporation                          555 Theodore Fremd Avenue
                                         Rye, NY  10580
                                         Telephone No.:  914-925-7219
                                         Telecopier No.: 914-921-0110
                                         Attention:  Paul Pellova

                                                                    SCHEDULE III




                                 REAL PROPERTY

                                                                     SCHEDULE IV




                                  SUBSIDIARIES

                                                                      SCHEDULE V




                             EXISTING INDEBTEDNESS

                                                                     SCHEDULE VI




                                   INSURANCE

                                                                    SCHEDULE VII




                                 EXISTING LIENS

                                                                   SCHEDULE VIII




                              EXISTING INVESTMENTS

                                                                     SCHEDULE IX




                             EXISTING TRANSACTIONS

                                                                      SCHEDULE X




                         EXISTING LETTERS OF CREDIT